   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 18, 2003
                                                           REGISTRATION NO. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                       CENTERPOINT ENERGY RESOURCES CORP.
             (Exact name of registrant as specified in its charter)

           DELAWARE                              4911                      76-0511406
(State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)        Classification Code Number)      Identification No.)

                                                 RUFUS S. SCOTT
                                     VICE PRESIDENT, DEPUTY GENERAL COUNSEL
     1111 LOUISIANA                    AND ASSISTANT CORPORATE SECRETARY
  HOUSTON, TEXAS 77002                           1111 LOUISIANA
     (713) 207-1111                           HOUSTON, TEXAS 77002
                                                 (713) 207-1111

(Address, including zip code, and telephone number, including area      (Name, address, including zip code, and telephone number,
        code, of registrant's principal executive offices)                       including area code, of agent for service)

                           --------------------------

                                   Copies to:
                                GERALD M. SPEDALE
                               BAKER BOTTS L.L.P.
                         910 LOUISIANA, ONE SHELL PLAZA
                              HOUSTON, TEXAS 77002
                                 (713) 229-1234

                           --------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                           --------------------------

                         CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                                         PROPOSED        PROPOSED
                                                                         MAXIMUM          MAXIMUM
                                                                         OFFERING        AGGREGATE          AMOUNT OF
                                                      AMOUNT TO BE      PRICE PER     OFFERING PRICE    REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED        UNIT (1)           (1)               (1)
------------------------------------------------------------------------------------------------------------------------
7.875% Senior Notes due 2013, Series B                $762,000,000         100%        $762,000,000        $61,645.80
========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933. For purposes of this calculation, the Offering Price per Series B Note was assumed to be the stated principal amount of each Series A Note that may be received by the Registrant in the exchange transaction in which the Series B Notes will be offered.

                           --------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 18, 2003
PROSPECTUS

                                  $762,000,000

                       CENTERPOINT ENERGY RESOURCES CORP.

                                OFFER TO EXCHANGE

                     7.875% SENIOR NOTES DUE 2013, SERIES B

                               FOR ALL OUTSTANDING

                     7.875% SENIOR NOTES DUE 2013, SERIES A

         THE EXCHANGE OFFER:

         -    will expire at 5:00 p.m., New York City time,       , 2003, unless
              extended; and

         - is not conditioned upon any minimum aggregate principal amount of Series A notes (the "old notes") being tendered.

         THE SERIES B NOTES (THE "NEW NOTES"):

         -    will be freely tradable;

         -    are substantially identical to the old notes; and

         - will not be listed on any securities exchange or on any automated dealer quotation system, but may be sold in the over-the-counter market, in negotiated transactions or through a combination of those methods.

         YOU SHOULD NOTE THAT:

         - we will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that we have registered under the Securities Act of 1933;

         - you may withdraw tenders of old notes at any time prior to the expiration of the exchange offer; and

         - the exchange of old notes for the new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes.


         YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 16 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is        , 2003.

                                TABLE OF CONTENTS

Cautionary Statement Regarding Forward Looking Information..........     ii
Prospectus Summary..................................................      1
Risk Factors........................................................     16
Private Placement...................................................     20
Use of Proceeds.....................................................     20
Capitalization......................................................     21
The Exchange Offer..................................................     22
Description of the Notes............................................     32
Registration Rights.................................................     45
Book Entry Delivery and Settlement..................................     47
Certain U.S. Federal Income Tax Considerations......................     50
Plan of Distribution................................................     54
Transfer Restrictions...............................................     55
Legal Matters.......................................................     55
Experts.............................................................     55
Where You Can Find More Information.................................     56

         Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. The letters of transmittal state that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of new notes.

         This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to holders of the notes upon written or oral request. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

                       CenterPoint Energy Resources Corp.
                          c/o CenterPoint Energy, Inc.
                             Attn: Investor Services
                                  P.O. Box 4567
                            Houston, Texas 77210-4567
                                 (713) 207-1111

         TO ENSURE TIMELY DELIVERY OF ANY OF OUR FILINGS, AGREEMENTS OR OTHER
DOCUMENTS, YOU MUST MAKE YOUR REQUEST TO US NO LATER THAN       , 2003, WHICH IS
FIVE DAYS BEFORE THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
TIME, ON       , 2003.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

         From time to time we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expressed or implied by these statements. In some cases, you can identify our forward-looking statements by the words "anticipate," "believe," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "plan," "potential," "predict," "projection," "should," "will," or other similar words.

         We have based our forward-looking statements on our management's beliefs and assumptions based on information available at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

         Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements are described under "Risk Factors" beginning on page 16 of this prospectus and beginning on page 25 of our Second Quarter 2003 Form 10-Q. Other such factors are described in other documents we file with the SEC and incorporate by reference into this prospectus.

         You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that you should consider before investing in the new notes. You should read carefully the entire prospectus, including the risk factors, financial data and financial statements included or incorporated by reference herein and the other information and documents we have incorporated by reference in this prospectus.

         Unless the context requires otherwise, the terms "CERC," "our company," "we," "our," "ours" and "us" refer to CenterPoint Energy Resources Corp.; the term "CenterPoint Energy" refers to CenterPoint Energy, Inc., our indirect parent; and the term "Reliant Energy" refers to Reliant Energy, Incorporated. We refer to our 7.875% Senior Notes due 2013, Series A as the "old notes," and to our 7.875% Senior Notes due 2013, Series B offered hereby as the "new notes." We sometimes refer to the old notes and the new notes collectively as the "notes."

                                   OUR COMPANY

         We own gas distribution systems that together form one of the United States' largest natural gas distribution operations in terms of the number of customers served. Through wholly owned subsidiaries, we also own two interstate natural gas pipelines and gathering systems and provide pipeline services.

         We are an indirect wholly owned subsidiary of CenterPoint Energy, a public utility holding company that became the parent of Reliant Energy and its subsidiaries on August 31, 2002 as part of a corporate restructuring of Reliant Energy. CenterPoint Energy's other principal subsidiary is CenterPoint Energy Houston Electric, LLC ("CenterPoint Houston"), a regulated utility engaged in the transmission and distribution of electric energy. CenterPoint Energy also owns an approximately 81% interest in Texas Genco Holdings, Inc. ("Texas Genco"), which owns and operates the Texas generating plants that were formerly part of the integrated electric utility that was part of Reliant Energy. CenterPoint Energy distributed to its shareholders approximately 19% of the outstanding common stock of Texas Genco on January 6, 2003.

         Reliant Energy completed the separation of the generation, transmission and distribution, and retail sales functions of its Texas electric operations (the "Restructuring") in August 2002. To effect the Restructuring, Reliant
Energy:

         -    conveyed its Texas electric generation assets to Texas Genco;

         -    became an indirect, wholly owned subsidiary of CenterPoint Energy;

         - was converted into a Texas limited liability company and renamed CenterPoint Energy Houston Electric, LLC; and

         - distributed the capital stock of its operating subsidiaries to CenterPoint Energy.

         As part of the Restructuring, each share of Reliant Energy common stock was converted into one share of CenterPoint Energy common stock. Prior to the Restructuring, Reliant Energy's subsidiary, Reliant Resources, Inc. ("Reliant Resources"), conducted non-utility wholesale and retail energy operations. As a result of the Restructuring, CenterPoint Energy became the owner of approximately 83% of the stock of Reliant Resources. On September 30, 2002, CenterPoint Energy distributed this stock to its shareholders on a pro rata basis.

         CenterPoint Energy is a registered public utility holding company under the Public Utility Holding Company Act of 1935 ("1935 Act"). The 1935 Act and related rules and regulations impose a number of restrictions on the activities of CenterPoint Energy and its subsidiaries. The 1935 Act, among other things, limits the ability of the holding company and its subsidiaries to issue debt and equity securities without prior authorization, restricts the source of dividend payments to funds from current and retained earnings without prior authorization, regulates sales and acquisitions of certain assets and businesses and governs affiliate transactions.

         The general corporate structure of CenterPoint Energy is described in the diagram below.

                     CENTERPOINT ENERGY CORPORATE STRUCTURE

                                     [CHART]

                                  OUR BUSINESS

NATURAL GAS DISTRIBUTION

         Our Natural Gas Distribution business segment engages in intrastate natural gas sales to, and natural gas transportation for, residential, commercial and industrial customers in Arkansas, Louisiana, Minnesota, Mississippi, Oklahoma and Texas and some non-rate regulated retail gas marketing operations. We currently conduct intrastate natural gas sales to, and natural gas transportation for, residential, commercial and industrial customers through three unincorporated divisions: CenterPoint Energy Arkla ("Arkla"), CenterPoint Energy Entex ("Entex") and CenterPoint Energy Minnegasco ("Minnegasco"). These operations are regulated as natural gas utility operations in the jurisdictions served by these divisions.

    - Arkla - provides natural gas distribution services in over 245 communities in Arkansas, Louisiana, Oklahoma and Texas. The largest metropolitan areas served by Arkla are Little Rock, Arkansas and Shreveport, Louisiana. In 2002, approximately 65% of Arkla's total throughput was attributable to retail sales of natural gas and approximately 35% was attributable to transportation services.

    - Entex - provides natural gas distribution services in over 500 communities in Louisiana, Mississippi and Texas. The largest metropolitan area served by Entex is Houston. In 2002, approximately 95% of Entex's total throughput was attributable to retail sales of natural gas and approximately

[MAP OF NATURAL GAS DISTRIBUTION SERVICE TERRITORY]

         5% was attributable to transportation services.

    - Minnegasco - provides natural gas distribution services in over 240 communities in Minnesota. The largest metropolitan area served by Minnegasco is Minneapolis. In 2002, approximately 93% of Minnegasco's total throughput was attributable to retail sales of natural gas and approximately 7% was attributable to transportation services. Additionally, Minnegasco provides heating, ventilating and air conditioning ("HVAC") equipment and appliance repair services, HVAC and hearth equipment sales and home security monitoring which are unregulated services.

Commercial and Industrial Sales

         Our commercial and industrial sales group ("C&I group") provides comprehensive natural gas products and services to commercial and industrial customers in the Gulf Coast and Midwestern regions of the United States. Most services provided by the C&I group are not subject to rate regulation.

Supply and Transportation

    - Arkla - In 2002, Arkla purchased approximately 56% of its natural gas supply pursuant to third-party term contracts with terms ranging from three months to one year, 29% of its natural gas supply from Reliant Energy Services, a former affiliate, under a contract expiring in March 2003 and 15% on the spot market. As of the date of this prospectus, Arkla purchases approximately 75% of its natural gas supply pursuant to third-party contracts, 15% from affiliated companies and 10% on the spot market.

    - Entex - In 2002, Entex purchased virtually all of its natural gas supply pursuant to term contracts, with terms varying from one to five years. Entex's major third-party natural gas suppliers in 2002 included AEP Gas Marketing, Kinder Morgan Texas Pipeline, L.P., Gulf Energy Marketing, Island Fuel Trading and Entergy Koch Trading.

    - Minnegasco - In 2002, Minnegasco purchased approximately 74% of its natural gas supply pursuant to term contracts, with terms varying from five months to ten years, with more than 20 different suppliers. Minnegasco purchased the remaining 26% on the daily or spot market. Minnegasco purchased approximately 60% of its natural gas requirements from three third-party suppliers in 2002: Tenaska Marketing Ventures, BP Canada Energy Marketing and Mirant Americas Energy Marketing. Purchases from Reliant Energy Services represented 10% of Minnegasco's total natural gas purchases in 2002.

Purchased Gas Adjustment Provisions

         Generally, the regulations of the states in which our natural gas distribution business operates allow us to pass through changes in the costs of natural gas to our customers through purchased gas adjustment provisions in our tariffs. There is, however, a timing difference between our purchases of natural gas and the ultimate recovery of these costs. Consequently, we may incur carrying costs as a result of this timing difference that are not recoverable from our customers.

Competition

         We compete primarily with alternate energy sources such as electricity and other fuel sources. In some areas, intrastate pipelines, other gas distributors and marketers also compete directly for gas sales to end-users. In addition, as a result of federal regulatory changes affecting interstate pipelines, natural gas marketers operating on these pipelines may be able to bypass our facilities and markets and sell and/or transport natural gas directly to commercial and industrial customers.

PIPELINES AND GATHERING

         Our Pipelines and Gathering business segment operates two interstate natural gas pipelines as well as gas gathering facilities and also provides pipeline services.

         We own and operate gas transmission lines primarily located in Missouri, Illinois, Arkansas, Louisiana, Oklahoma and Texas. Our pipeline operations are primarily conducted by two wholly owned interstate pipeline subsidiaries: CenterPoint Energy Gas Transmission Company ("CEGT") and CenterPoint Energy - Mississippi River Transmission Corporation ("MRT").

    - CEGT is an interstate pipeline that provides natural gas transportation, natural gas storage and pipeline services to customers principally in Oklahoma, Arkansas and Louisiana.

    - MRT is an interstate pipeline that provides natural gas transportation, natural gas storage and pipeline services to customers principally in Arkansas and Missouri.

[MAP OF PIPELINES AND GATHERING SERVICE TERRITORY]

         In 2002, approximately 27% of our total operating revenues from pipelines and gathering was attributable to services provided to Arkla, and approximately 11% was attributable to services to Laclede Gas Company ("Laclede"), an unaffiliated distribution company that provides natural gas utility service to the greater St. Louis metropolitan area in Illinois and Missouri. An additional 8% of our operating revenues from pipelines and gathering was attributable to the transportation of gas marketed by Reliant Energy Services. Services to Arkla and Laclede are provided under several long-term firm storage and transportation agreements. Contracts for firm transportation in Arkla's major service areas are currently scheduled to expire in 2005. Our agreement with Laclede expires in 2007.

         Our gathering operations are conducted by a wholly owned gas gathering subsidiary, CenterPoint Energy Field Services, Inc. ("CEFS"). CEFS is a natural gas gathering and processing business serving natural gas fields in the Midcontinent basin of the United States that interconnect with CEGT and MRT as well as other interstate and intrastate pipelines. CEFS operates gathering pipelines, which collect natural gas from more than 300 separate systems located in major producing fields in Arkansas, Louisiana, Oklahoma and Texas.

         Our Pipelines and Gathering business competes with other interstate and intrastate pipelines and gathering companies in the transportation and storage of natural gas. Principal elements of competition among pipelines are from rates, terms of service, and flexibility and reliability of service. Our Pipelines and Gathering business competes indirectly with other forms of energy, including electricity, coal, and fuel oils. However, price is the primary competitive factor for customers. Changes in the availability of energy and pipeline capacity, the level of business activity, conservation and governmental regulations, the capability to convert to alternative fuels, and other factors, including weather, affect the demand for natural gas in areas we serve and the level of competition for transportation and storage services. In addition, competition for our gathering operations is impacted by commodity pricing levels because of their influence on the level of drilling activity.

                                   REGULATION

         We are subject to regulation by various federal, state and local governmental agencies, including the regulations described below.

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

         As a subsidiary of a registered public utility holding company, we are subject to a comprehensive regulatory scheme imposed by the SEC in order to protect customers, investors and the public interest. Although the SEC does not regulate rates and charges under the 1935 Act, it does regulate the structure, financing, lines of business and internal transactions of public utility holding companies and their system companies. In order to obtain financing, acquire additional public utility assets or stock, or engage in other significant transactions, we are required to obtain approval from the SEC under the 1935 Act.

         CenterPoint Energy and its subsidiaries, including us, received an order from the SEC under the 1935 Act on June 30, 2003 (the "June 2003 Financing Order") relating to financing and other activities, which is effective until June 30, 2005. The June 2003 Financing Order permits refinancings and authorizes us to issue an additional aggregate $250 million of preferred stock and preferred securities in addition to amounts outstanding on June 30, 2003 and permits utilization of our bank facility. In the June 2003 Financing Order, the SEC reserved jurisdiction over our issuance of $500 million of additional debt. We would need an additional order from the SEC for authority to issue this debt.

         The June 2003 Financing Order requires that if we issue any securities that are rated by a nationally recognized statistical rating organization ("NRSRO"), the security to be issued must obtain an investment grade rating from at least one NRSRO and, as a condition to such issuance, all of our outstanding rated securities and those of CenterPoint Energy must be so rated by at least one NRSRO. The June 2003 Financing Order also contains certain requirements for interest rates, maturities, issuance expenses and use of proceeds. Under the June 2003 Financing Order, our common equity as a percentage of total capitalization must be at least 30%.

         The United States Congress is currently considering legislation which has a provision that would repeal the 1935 Act. We cannot predict at this time whether this legislation or any variation thereof will be adopted.

FEDERAL ENERGY REGULATORY COMMISSION

         The transportation and sale or resale of natural gas in interstate commerce is subject to regulation by the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Act and the Natural Gas Policy Act of 1978, as amended. The FERC has jurisdiction over, among other things, the construction of pipeline and related facilities used in the transportation and storage of natural gas in interstate commerce, including the extension, expansion or abandonment of these facilities. The rates charged by interstate pipelines for interstate transportation and storage services are also regulated by the FERC.

         Our natural gas pipeline subsidiaries may periodically file applications with the FERC for changes in their generally available maximum rates and charges designed to allow them to recover their costs of providing service to customers (to the extent allowed by prevailing market conditions), including a reasonable rate of return. These rates are normally allowed to become effective after a suspension period and, in some cases, are subject to refund under applicable law until such time as the FERC issues an order on the allowable level of rates.

STATE AND LOCAL REGULATION

         In almost all communities in which we provide natural gas distribution services, we operate under franchises, certificates or licenses obtained from state and local authorities. The terms of the franchises, with various expiration dates, typically range from 10 to 30 years. None of our material franchises expires before 2005. We expect to be able to renew expiring franchises. In most cases, franchises to provide natural gas utility services are not exclusive.

         Substantially all of our retail natural gas sales are subject to traditional cost-of-service regulation at rates regulated by the relevant state public service commissions and, in Texas, by the Railroad Commission of Texas ("Railroad Commission") and municipalities we serve.

         Arkansas Rate Case. In November 2001, Arkla filed a rate request in Arkansas seeking rates to yield approximately $47 million in additional annual gross revenue. In August 2002, a settlement was approved by the Arkansas Public Service Commission ("APSC") which is expected to result in an increase in base rates of approximately $32 million annually. In addition, the APSC approved a gas main replacement surcharge which is expected to provide $2 million of additional gross revenue in 2003 and additional amounts in subsequent years. The new rates included in the final settlement were effective with all bills rendered on and after September 21, 2002.

         Oklahoma Rate Case. In May 2002, Arkla filed a request in Oklahoma to increase its base rates by $13.7 million annually. In December 2002, a settlement was approved by the Oklahoma Corporation Commission which is expected to result in an increase in base rates of approximately $7.3 million annually. The new rates included in the final settlement were effective with all bills rendered on and after December 29, 2002.

         City of Tyler, Texas, Gas Costs Review. By letter to Entex dated July 31, 2002, the City of Tyler, Texas, forwarded various computations of what it believes to be excessive costs ranging from $2.8 million to $39.2 million for gas purchases by Entex for resale to residential and small commercial customers in that city under supply agreements in effect since 1992. Entex's gas costs for its Tyler system are recovered from customers pursuant to tariffs approved by the city and filed with both the city and the Railroad Commission. Pursuant to an agreement, on January 29, 2003, Entex and the city filed a Joint Petition for Review of Charges for Gas Sales with the Railroad Commission. The Joint Petition requests that the Railroad Commission determine whether Entex has properly and lawfully charged and collected for gas service to its residential and commercial customers in its Tyler distribution system for the period beginning November 1, 1992, and ending October 31, 2002. We believe that all costs for Entex's Tyler distribution system have been properly included and recovered from customers pursuant to Entex's filed tariffs and that the city has no legal or factual support for the statements made in its letter.

DEPARTMENT OF TRANSPORTATION

         In December 2002, Congress enacted the Pipeline Safety Improvement Act of 2002. This legislation applies to our interstate pipelines as well as our intra-state pipelines and local distribution companies. The legislation imposes several requirements related to ensuring pipeline safety and integrity. It requires companies to assess the integrity of their pipeline transmission and distribution facilities in areas of high population concentration and further requires companies to perform remediation activities, in accordance with the requirements of the legislation, over a 10-year period.

         In January 2003, the U.S. Department of Transportation published a notice of proposed rulemaking to implement provisions of the legislation. The Department of Transportation is expected to issue final rules by the end of 2003. While we anticipate that increased capital and operating expenses will be required to comply with the legislation, we will not be able to quantify the level of spending required until the Department of Transportation's final rules are issued.

                                  MISCELLANEOUS

         Our principal executive offices are located at 1111 Louisiana, Houston, Texas 77002, and our telephone number is (713) 207-1111.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

         On March 25, 2003 we completed the original private offering of the old notes. We received proceeds, after deducting the discount to the initial purchasers, of $641,875,000 from the original sale of the old notes. On April 14, 2003 we completed the private offering of additional old notes. We received proceeds, after deducting the discount to the initial purchasers, of $117,545,120 from the sale of additional old notes. In total, we received proceeds, after deducting the discount to the initial purchasers, of $759,420,120 from the sale of the old notes.

         In connection with the offerings of the old notes, we entered into registration rights agreements with the initial purchasers of the old notes in which we agreed to deliver to you this prospectus and to use our reasonable commercial efforts to complete the exchange offer for the old notes by February 3, 2004. In the exchange offer, you are entitled to exchange your old notes for new notes, with substantially identical terms, that are registered with the SEC. You should read the discussion under the headings " -- Summary of the Terms of the New Notes" beginning on page 12 and "Description of the Notes" beginning on page 32 for further information about the new notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your old notes.

         We have summarized the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 22 for further information about the exchange offer and resale of the new notes.

The Exchange Offer........         We are offering to exchange up to
                                   $762,000,000 aggregate principal amount of the new notes for up to $762,000,000 aggregate principal amount of the old notes.
                                   Old notes may be exchanged only in integral multiples of $1,000.

                                   The terms of the new notes are identical in all material respects to those of the old notes except the new notes will not contain provisions with respect to transfer restrictions, registration rights or additional interest for failure to fulfill certain obligations under the relevant registration rights agreement.

                                   Old notes that are not tendered for exchange will continue to be subject to transfer restrictions and will not have registration rights. Therefore, the market for secondary resales of old notes that are not tendered for exchange is likely to be minimal.

Resale....................         Based on interpretation of the Staff of the
                                   Division of Corporation Finance of the SEC
                                   (the "Staff") in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

                                   -    you are not our "affiliate" within the
                                        meaning of Rule 405 under the Securities
                                        Act of 1933;

                                   -    you acquire such new notes in the
                                        ordinary course of your business; and

                                   -    you are not engaged in, and do not
                                        intend to engage in, and have no
                                        arrangement or understanding with any
                                        person to participate in, a distribution of new notes.

                                   Each participating broker-dealer that
                                   receives new notes for its own account
                                   pursuant to the exchange offer in exchange for old notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read "Plan of Distribution" beginning on page 54.

Expiration Date...........         The exchange offer will expire at 5:00 p.m.,
                                   New York City time, on              , 2003,
                                   or such later date and time to which we may extend it. Please read "The Exchange Offer --
                                   Extensions, Delay in Acceptance, Termination or Amendment" beginning on page 23 for more information about an extension of the expiration date.

Withdrawal of Tenders.....         You may withdraw your tender of old notes at
                                   any time prior to the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any old notes that you tendered but that were not accepted for exchange.

Conditions to the
Exchange Offer............         We will not be required to accept old notes
                                   for exchange:

                                   -    if the exchange offer would be unlawful
                                        or would violate any interpretation of
                                        the Staff; or

                                   -    if any legal action has been instituted
                                        or threatened that would impair our
                                        ability to proceed with the exchange
                                        offer.

                                   The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered. The exchange offer is subject to customary conditions, which we may waive in our sole discretion. Please read "The Exchange Offer--Conditions to the Exchange Offer" beginning on page 24 for more information about the conditions to the exchange offer.

Procedures for
Tendering Old Notes.......         If you wish to participate in the exchange
                                   offer, you must complete, sign and date the accompanying letter of transmittal or a facsimile of the letter of transmittal and mail or deliver the letter of transmittal, together with your old notes, to the exchange agent. If your old notes are held through The
                                   Depository Trust Company ("DTC") you may effect delivery of the old notes by book-entry transfer.

                                   In the alternative, if your old notes are held through DTC and you wish to participate in the exchange offer, you may do so through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                   - any new notes that you receive are being acquired in the ordinary course of your business;

                                   - you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933) of the old notes or the new notes;

                                   -    you are not our "affiliate," as defined
                                        in Rule 405 under the Securities Act of
                                        1933, or, if you are our affiliate, you
                                        will comply
                                        with the registration and prospectus
                                        delivery requirements of the Securities
                                        Act of 1933 to the extent applicable;

                                   -    if you are not a broker-dealer, you are
                                        not engaged in, and do not intend to
                                        engage in, the distribution of the new
                                        notes;

                                   -    if you are a broker-dealer, you are not
                                        tendering old notes acquired directly
                                        from us or one of our affiliates;

                                   -    if you are a broker-dealer, you will
                                        receive the new notes for your own
                                        account in exchange for old notes that
                                        you acquired as a result of
                                        market-making activities or other
                                        trading activities, and you will deliver a prospectus in connection with any resale of such new notes; and

                                   -    you are not acting on behalf of any
                                        person who could not truthfully and
                                        completely make the foregoing
                                        representations.

Special Procedures for
Beneficial Owners.........         If you beneficially own old notes that are
                                   registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the old notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf.

                                   If you wish to tender your old notes on your own behalf, you must either arrange to have old notes registered in your name or obtain a properly completed bond power from the registered holder before completing and executing the letter of transmittal and delivering your old notes. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
Procedures................         You must tender your old notes according to
                                   the guaranteed delivery procedures described in "The Exchange Offer--Guaranteed Delivery
                                   Procedures" beginning on page 28 if any of the following apply:

                                   -    you wish to tender your old notes but
                                        they are not immediately available;

                                   -    you cannot deliver your old notes, the
                                        letter of transmittal or any other
                                        required documents to the exchange agent prior to the expiration date; or

                                   -    you cannot comply with the applicable
                                        procedures under DTC's automated tender
                                        offer program prior to the expiration
                                        date.

Consequences of Failure
to Exchange Your
Old Notes.................         If you do not exchange your old notes in the
                                   exchange offer, you will no longer be
                                   entitled to registration rights. You will not be able to offer or sell the old notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act of 1933 or state securities laws. Other than in connection with the exchange offer or as specified in the registration rights agreements, we are not obligated to, nor do we currently anticipate that we will register the old notes under the Securities Act of 1933. Please read "The Exchange Offer--
                                   Consequences of Failure to Exchange"
                                   beginning on page 30.

Certain U.S. Federal
Income Tax
Considerations............         The exchange of old notes for new notes in
                                   the exchange offer should not be a taxable event for U.S. federal income tax purposes.
                                   Please read "Certain U.S. Federal Income Tax
                                   Considerations" beginning on page 50.

Use of Proceeds...........         We will not receive any cash proceeds from
                                   the issuance of new notes in the exchange offer.

                               THE EXCHANGE AGENT

         We have appointed JPMorgan Chase Bank as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

                               JPMORGAN CHASE BANK

                              By Hand Or Courier:

                              JPMorgan Chase Bank
                          2001 Bryan Street, 9th Floor
                        Registered Bond Processing Dept.
                               Dallas, Texas 75201

               By Mail (Registered Or Certified Mail Recommended):

                               JPMorgan Chase Bank
                                  P.O. Box 2320
                     Attn: Registered Bond Processing Dept.
                            Dallas, Texas 75221-2320

             By Facsimile Transmission (Eligible Institutions Only):

                                 (214) 269-6494
                             Attention: Frank Ivins

                              Confirm By Telephone:

                                 (800) 275-2048

                      SUMMARY OF THE TERMS OF THE NEW NOTES

         The new notes will be freely tradable and otherwise substantially identical to the old notes. The new notes will not have registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the old notes and the new notes will be governed by the same indenture. The old notes and the new notes will vote together as a single separate class under the indenture.

Notes Offered.............         $762,000,000 aggregate principal amount of
                                   7.875% Senior Notes due 2013, Series B.

Maturity Date.............         April 1, 2013.

Interest Payment Dates....         April 1 and October 1 of each year,
                                   commencing           , 200 .

Ranking...................         The new notes will:

                                   -    be unsecured;

                                   -    rank equally with all of our other
                                        unsecured and unsubordinated
                                        indebtedness, including the old notes;
                                        and

                                   -    effectively rank below all existing and
                                        future indebtedness and other
                                        liabilities of our subsidiaries.

                                   As of August 31, 2003, our subsidiaries had no outstanding third-party debt.

Optional Redemption.......         We may redeem all or a part of the notes at
                                   any time and from time to time as specified under the heading "Description of the Notes
                                   -- Optional Redemption" beginning on page 33.

Significant Covenants.....         We will issue the new notes under an
                                   indenture containing certain restrictive covenants for your benefit. These covenants, which are described under "Description of the Notes" beginning on page 32 restrict our ability, with some exceptions, to:

                                   -    incur certain debt secured by liens;

                                   -    engage in sale/leaseback transactions;
                                        and

                                   -    merge, consolidate or transfer
                                        substantially all of our assets.

Lack of Public Markets
for the New Notes.........         There is no existing market for the new
                                   notes. We cannot provide any assurance about:

                                   -    the liquidity of any markets that may
                                        develop for the new notes;

                                   -    your ability to sell the new notes; and

                                   -    the prices at which you will be able to
                                        sell the new notes.

                                   Future trading prices of the new notes will depend on many factors, including:

                                   -    prevailing interest rates;

                                   -    our operating results;

                                   -    the ratings of the new notes; and

                                   -    the market for similar securities.

                                   We do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes in any automated dealer quotation system.

Risk Factors..............         You should consider carefully all the
                                   information set forth in this prospectus and, in particular, you should evaluate the specific factors set forth under "Risk
                                   Factors" beginning on page 16 before deciding whether to invest in the new notes.

Governing Law.............         The indenture and the new notes are governed
                                   by, and construed in accordance with, the laws of the State of New York.

Further Issues............         The new notes are initially limited to
                                   $762,000,000 in aggregate principal amount.
                                   However, we may issue additional notes of this series from time to time, without the consent of the holders.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following table sets forth our summary consolidated financial data for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the six months ended June 30, 2002 and 2003. This table should be read in conjunction with "Management's Narrative Analysis of the Results of Operations," the consolidated financial statements and the related notes and the report of our independent auditors included in Exhibits 99.1 and 99.2 of our June 16, 2003 Form 8-K that is incorporated by reference in this prospectus, and "Management's Narrative Analysis of the Results of Operations of CenterPoint Energy Resources Corp. and Subsidiaries," the unaudited financial statements and the related notes included in our Second Quarter 2003 Form 10-Q that is incorporated by reference in this prospectus. In addition, the years ended December 31, 1998 and 1999 presented below contain certain reclassifications from amounts originally disclosed to reflect the adoption of Emerging Issues Task Force ("EITF") Issue No. 02-03, "Issues Related to Accounting for Contracts Involved in Energy Trading and Risk Management Activities" ("EITF No. 02-03").

                                                                                                             SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                                     JUNE 30,
                             -----------------------------------------------------------------------    --------------------------
                               1998(a)        1999(a)        2000(a)          2001           2002          2002           2003
                               -------        -------        -------          ----           ----          ----           ----
                                                                         (IN THOUSANDS)
REVENUES ..................  $ 2,696,545    $ 3,321,321    $ 6,356,608    $ 5,044,419    $ 4,207,836    $ 2,110,750    $ 3,125,616
                             -----------    -----------    -----------    -----------    -----------    -----------    -----------
EXPENSES:
   Natural gas and
     purchased power ......    1,542,106      2,092,718      4,938,826      3,781,200      2,900,682      1,445,105      2,390,778
   Operation and
     maintenance ..........      539,985        625,392        758,824        657,515        666,502        329,501        339,460
   Depreciation and
     amortization .........      191,891        198,664        214,259        207,203        167,456         82,252         88,191
   Taxes other than income
     taxes ................      112,258        103,192        112,951        132,560        119,911         62,320         68,104
                             -----------    -----------    -----------    -----------    -----------    -----------    -----------
     Total ................    2,386,240      3,019,966      6,024,860      4,778,478      3,854,551      1,919,178      2,886,533
                             -----------    -----------    -----------    -----------    -----------    -----------    -----------
OPERATING INCOME ..........      310,305        301,355        331,748        265,941        353,285        191,572        239,083
                             -----------    -----------    -----------    -----------    -----------    -----------    -----------
OTHER INCOME (EXPENSE):
   Interest expense .......     (111,337)      (119,500)      (142,861)      (154,965)      (153,688)       (73,633)       (84,145)
   Distribution on trust
     preferred securities           (632)          (357)           (29)           (28)           (25)           (13)           (12)
   Other, net .............        7,318         11,154          2,642         14,583          8,131          5,854          3,439
                             -----------    -----------    -----------    -----------    -----------    -----------    -----------
     Total ................     (104,651)      (108,703)      (140,248)      (140,410)      (145,582)       (67,792)       (80,718)
                             -----------    -----------    -----------    -----------    -----------    -----------    -----------
INCOME FROM CONTINUING
     OPERATIONS BEFORE
     INCOME TAXES .........      205,654        192,652        191,500        125,531        207,703        123,780        158,365
   Income Tax Expense .....      111,830         88,781         93,272         58,287         87,643         46,864         55,535
                             -----------    -----------    -----------    -----------    -----------    -----------    -----------
INCOME FROM CONTINUING
     OPERATIONS ...........       93,824        103,871         98,228         67,244        120,060         76,916        102,830
   Loss from Discontinued
     Operations(b) ........           --         (3,670)       (23,861)            --             --             --             --
                             -----------    -----------    -----------    -----------    -----------    -----------    -----------
NET INCOME ................  $    93,824    $   100,201    $    74,367    $    67,244    $   120,060    $    76,916    $   102,830
                             ===========    ===========    ===========    ===========    ===========    ===========    ===========

OTHER DATA:
Cash Provided by (Used in)
     Operating Activities        285,959        151,710        (22,117)       500,785        528,199        315,975        169,489
Cash Used in Investing
     Activities (c) .......     (245,904)      (302,043)      (281,523)      (262,135)      (244,081)      (114,799)      (112,040)
Cash Provided by (Used in)
     Financing Activities..      (49,161)       203,884        246,089       (244,801)      (291,306)      (187,219)       (45,441)


                                                           AS OF DECEMBER 31,                                AS OF
                                  --------------------------------------------------------------------      JUNE 30,
                                      1998           1999          2000          2001           2002          2003
                                      ----           ----          ----          ----           ----          ----
                                                             (in thousands)
BALANCE SHEET DATA:
   Total Assets................   $6,607,535    $  7,521,425   $6,575,765    $  5,992,406   $ 5,986,462    $ 5,961,852
   Total Debt (d)..............    2,016,727       2,040,101    2,255,148       2,313,566     2,379,975      2,349,067

------------------------

(a) The 1998, 1999 and 2000 summary consolidated financial data from continuing operations includes the results of operations of Reliant Energy Services, Reliant Energy Services International, Inc. and Arkla Finance Corporation, which were transferred to Reliant Resources on December 31, 2000 and contains certain reclassifications from amounts originally disclosed to reflect the adoption of EITF No. 02-03.

(b) The loss from discontinued operations is the result of the transfer of all of the outstanding stock of Reliant Energy Europe Trading & Marketing, Inc. ("RE Europe Trading") to Reliant Resources on December 31, 2000. There were no operations of RE Europe Trading in 1998.

(c) Capital expenditures represent $254 million, $288 million, $291 million, $263 million, $266 million, $118 million and $112 million of cash used in investing activities for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and the six months ended June 30, 2002 and 2003, respectively.

(d) Includes notes payable to affiliates, short-term borrowings, current portion of long-term debt and long-term debt.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth ratios of earnings to fixed charges for each of the periods indicated, calculated pursuant to SEC rules:

                                                                                                      SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                          JUNE 30,
                                              ----------------------------------------------          -----------------
                                              1998       1999      2000       2001      2002          2002         2003
                                              ----       ----      ----       ----      ----          ----         ----
Ratio of earnings to fixed charges (a)...     2.71       2.47      2.24       1.76      2.28          2.56         2.77

----------------
(a) We do not believe that the ratios for the six-month periods are necessarily indicative of the ratios for the twelve-month periods because of the seasonal nature of our business.

                                  RISK FACTORS

         There are many risks that may affect your investment in the new notes. Some of these risks, but not all of them, are listed below. You should carefully consider these risks as well as the other information included or incorporated by reference in this prospectus before exchanging your old notes.

RISK FACTORS RELATING TO THE EXCHANGE OFFER

   IF YOU FAIL TO EXCHANGE YOUR OLD NOTES, THE EXISTING TRANSFER RESTRICTIONS WILL REMAIN IN EFFECT AND THE MARKET VALUE OF YOUR OLD NOTES MAY BE ADVERSELY AFFECTED BECAUSE THEY MAY BE MORE DIFFICULT TO SELL.

         If you do not exchange your old notes for new notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act of 1933 and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreements, we do not intend to register resales of the old notes under the Securities Act of 1933.

         Tenders of old notes under the exchange offer will reduce the aggregate principal amount of the unregistered notes outstanding. This may have an adverse effect upon, and increase the volatility of, the market price of any old notes that you continue to hold following completion of the exchange offer due to a reduction in liquidity.

PRINCIPAL RISK FACTORS ASSOCIATED WITH OUR BUSINESSES

   OUR BUSINESSES MUST COMPETE WITH ALTERNATIVE ENERGY SOURCES, AND OUR PIPELINES AND GATHERING BUSINESSES MUST COMPETE DIRECTLY WITH OTHERS IN THE TRANSPORTATION AND STORAGE OF NATURAL GAS.

         We compete primarily with alternate energy sources such as electricity and other fuel sources. In some areas, intrastate pipelines, other natural gas distributors and marketers also compete directly with us for natural gas sales to end-users. In addition, as a result of federal regulatory changes affecting interstate pipelines, natural gas marketers operating on these pipelines may be able to bypass our facilities and market, sell and/or transport natural gas directly to commercial and industrial customers. Any reduction in the amount of natural gas marketed, sold or transported by us as a result of competition may have an adverse impact on our results of operations, financial condition and cash flows.

         Our two interstate pipelines and our gathering systems compete with other interstate and intrastate pipelines and gathering systems in the transportation and storage of natural gas. The principal elements of competition are rates, terms of service, and flexibility and reliability of service. They also compete indirectly with other forms of energy, including electricity, coal and fuel oils. The primary competitive factor is price. The actions of our competitors could lead to lower prices, which may have an adverse impact on our results of operations, financial condition and cash flows.

   OUR NATURAL GAS DISTRIBUTION BUSINESS IS SUBJECT TO FLUCTUATIONS IN NATURAL GAS PRICING LEVELS.

         We are subject to risk associated with price movements of natural gas. Movements in natural gas prices might affect our ability to collect balances due from our customers and could create the potential for uncollectible accounts expense to exceed the recoverable levels built into our tariff rates. In addition, a sustained period of high natural gas prices could apply downward demand pressure on natural gas consumers in our service territory. Additionally, increasing gas prices could create the need for us to provide collateral in order to purchase gas.

   WE MAY INCUR CARRYING COSTS ASSOCIATED WITH PASSING THROUGH CHANGES IN THE COSTS OF NATURAL GAS.

         Generally, the regulations of the states in which we operate allow us to pass through changes in the costs of natural gas to our customers through purchased gas adjustment provisions in the applicable tariffs. There is, however, a timing difference between our purchases of natural gas and the ultimate recovery of these costs. Consequently, we may incur carrying costs as a result of this timing difference that are not recoverable from our customers. The failure to recover those additional carrying costs may have an adverse effect on our results of operations, financial condition and cash flows.

   IF WE FAIL TO EXTEND CONTRACTS WITH TWO OF OUR SIGNIFICANT INTERSTATE PIPELINES' CUSTOMERS, THERE COULD BE AN ADVERSE IMPACT ON OUR OPERATIONS.

         Contracts with two of our interstate pipelines' significant customers, CenterPoint Energy Arkla and LaClede Gas Company, are currently scheduled to expire in 2005 and 2007, respectively. To the extent the pipelines are unable to extend these contracts or the contracts are renegotiated at rates substantially different than the rates provided in the current contracts, it could have an adverse effect on our results of operations, financial condition and cash flows.

   OUR INTERSTATE PIPELINES ARE SUBJECT TO FLUCTUATIONS IN THE SUPPLY OF GAS.

         Our interstate pipelines largely rely on gas sourced in the various supply basins located in the Midcontinent region of the United States. To the extent the availability of this supply is substantially reduced, it could have an adverse effect on our results of operations, financial condition and cash flows.

   OUR REVENUES AND RESULTS OF OPERATIONS ARE SEASONAL.

         A portion of our revenues is derived from natural gas sales and transportation. Thus, our revenues and results of operations are subject to seasonality, weather conditions and other changes in natural gas usage, with revenues being higher during the winter months.

RISK FACTORS ASSOCIATED WITH OUR FINANCIAL CONDITION

   IF WE ARE UNABLE TO ARRANGE FUTURE FINANCINGS ON ACCEPTABLE TERMS, OUR ABILITY TO FUND FUTURE CAPITAL EXPENDITURES AND FINANCE EXISTING INDEBTEDNESS COULD BE LIMITED.

         As of June 30, 2003, we had $2.3 billion of outstanding indebtedness and trust preferred securities, including approximately $140 million of debt that must be refinanced in 2003. In addition, the capital constraints and other factors currently impacting our parent company's and our businesses may require our future indebtedness to include terms that are more restrictive or burdensome than those of our current or historical indebtedness. These terms may negatively impact our ability to operate our business or adversely affect our financial condition and results of operations. The success of our future financing efforts may depend, at least in part, on:

         -   general economic and capital market conditions,

         -   credit availability from financial institutions and other lenders,

         -   investor confidence in us and the market in which we operate,

         - maintenance of acceptable credit ratings by us and by CenterPoint Energy,

         - market expectations regarding our future earnings and probable cash flows,

         - market perceptions of our ability to access capital markets on reasonable terms,

         - our exposure to Reliant Resources in connection with its indemnification obligations arising in connection with its separation from CenterPoint Energy,

         -   provisions of relevant tax and securities laws, and

         - our ability to obtain approval of financing transactions under the 1935 Act.

         Our current credit ratings are discussed in "Management's Narrative Analysis of the Results of Operations of CenterPoint Energy Resources Corp. and Subsidiaries -- Liquidity -- Impact on Liquidity of a Downgrade in Credit Ratings" in Item 2 of Part I of our Second Quarter 2003 Form 10-Q. We cannot assure you that these credit ratings will remain in effect for any given period of time or that one or more of these ratings will not be lowered or withdrawn entirely by a rating agency. We note that these credit ratings are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating. Any future reduction or withdrawal of one or more of our credit ratings could have a material adverse impact on our ability to access capital on acceptable terms.

   THE FINANCIAL CONDITION AND LIQUIDITY OF OUR PARENT COMPANY COULD AFFECT OUR ACCESS TO CAPITAL, OUR CREDIT STANDING AND OUR FINANCIAL CONDITION.

         Our ratings and credit may be impacted by CenterPoint Energy's credit standing. CenterPoint Energy and its subsidiaries other than us have approximately $17 million of debt required to be paid in 2003. This amount excludes amounts related to capital leases, securitization debt and indexed debt securities obligations. We cannot assure you that CenterPoint Energy and its other subsidiaries will be able to pay or refinance these amounts. If CenterPoint Energy were to experience a deterioration in its credit standing or liquidity difficulties, our access to credit and our ratings could be adversely affected.

   WE ARE A WHOLLY OWNED SUBSIDIARY OF CENTERPOINT ENERGY. CENTERPOINT ENERGY CAN EXERCISE SUBSTANTIAL CONTROL OVER OUR DIVIDEND POLICY AND BUSINESS AND OPERATIONS AND COULD DO SO IN A MANNER THAT IS ADVERSE TO OUR INTERESTS.

         We are managed by officers and employees of CenterPoint Energy. Our management will make determinations with respect to the following:

         -   our payment of dividends,

         -   decisions on our financings and our capital raising activities,

         -   mergers or other business combinations, and

         -   our acquisition or disposition of assets.

         There are no contractual restrictions on our ability to pay dividends to CenterPoint Energy. Our management could decide to increase our dividends to CenterPoint Energy to support its cash needs. This could adversely affect our liquidity. Under the 1935 Act, our ability to pay dividends is restricted by the SEC's requirement that common equity as a percentage of total capitalization must be at least 30% after the payment of any dividend.

OTHER RISKS

   WE, AS A SUBSIDIARY OF CENTERPOINT ENERGY, A HOLDING COMPANY, ARE SUBJECT TO REGULATION UNDER THE 1935 ACT. THE 1935 ACT AND RELATED RULES AND REGULATIONS IMPOSE A NUMBER OF RESTRICTIONS ON OUR ACTIVITIES.

         CenterPoint Energy and its subsidiaries, including us, are subject to regulation by the SEC under the 1935 Act. The 1935 Act, among other things, limits the ability of a holding company and its subsidiaries to issue debt and equity securities without prior authorization, restricts the source of dividend payments to funds from current and retained earnings without prior authorization, regulates sales and acquisitions of certain assets and businesses and governs affiliate transactions.

         CenterPoint Energy and its subsidiaries, including us, received an order from the SEC under the 1935 Act on June 30, 2003 relating to financing activities, which is effective until June 30, 2005. We must seek a new order before the expiration date. Although authorized levels of financing, together with current levels of liquidity, are believed to be adequate during the period the order is effective, unforeseen events could result in capital needs in excess of authorized amounts, necessitating further authorization from the SEC. Approval of filings under the 1935 Act can take extended periods.

         The United States Congress is currently considering legislation which has a provision that would repeal the 1935 Act. We cannot predict at this time whether this legislation or any variation thereof will be adopted or, if adopted, the effect of any such law on our business.

   OUR INSURANCE COVERAGE MAY NOT BE SUFFICIENT. INSUFFICIENT INSURANCE COVERAGE AND INCREASED INSURANCE COSTS COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS, FINANCIAL CONDITION AND CASH FLOWS.

         We currently have general liability and property insurance in effect to cover certain of our facilities in amounts that we consider appropriate. Such policies are subject to certain limits and deductibles and do not include business interruption coverage. We cannot assure you that insurance coverage will be available in the future on commercially reasonable terms or that the insurance proceeds received for any loss of or any damage to any of our facilities will be sufficient to restore the loss or damage without negative impact on our results of operations, financial condition and cash flows. The costs of our insurance coverage have increased significantly in recent months and may continue to increase in the future.

   OUR REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND OUR CONTROL, INCLUDING BUT NOT LIMITED TO FUTURE TERRORIST ATTACKS OR RELATED ACTS OF WAR.

         The cost of repairing damage to our operating subsidiaries' facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may adversely impact our results of operations, financial condition and cash flows. The occurrence or risk of occurrence of future terrorist activity may impact our results of operations, financial condition and cash flows in unpredictable ways. These actions could also result in adverse changes in the insurance markets and disruptions of power and fuel markets. In addition, our natural gas distribution and pipeline and gathering facilities could be directly or indirectly harmed by future terrorist activity. The occurrence or risk of occurrence of future terrorist attacks or related acts of war could also adversely affect the United States economy. A lower level of economic activity could result in a decline in energy consumption, which could adversely affect our revenues and margins and limit our future growth prospects. Also, these risks could cause instability in the financial markets and adversely affect our ability to access capital.

RISKS RELATED TO THE NEW NOTES

   WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NEW NOTES.

         The new notes will be new securities for which currently there is no established trading market. We cannot assure you that a trading market will develop for the new notes. Even if a market for new notes does develop, we cannot assure you that there will be liquidity in that market, or that the new notes might not trade for less than their original value or face amount. If a liquid market for new notes does not develop, you may be unable to resell such new notes for a long period of time, if at all. This means you may not be able to readily convert your new notes into cash, and the new notes may not be accepted as collateral for a loan.

         Even if a market for the new notes develops, trading prices could be higher or lower than the initial offering prices. The prices of the new notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. Declines in the market prices for debt securities generally may also materially and adversely affect the liquidity of the new notes, independent of our financial performance.

                                PRIVATE PLACEMENT

         We issued $650,000,000 aggregate principal amount of the old notes on March 25, 2003 and $112,000,000 aggregate principal amount of the old notes on April 14, 2003 to the initial purchasers of those notes. We issued the old notes to the initial purchasers in transactions exempt from or not subject to registration under the Securities Act of 1933. The initial purchasers then offered and resold the old notes to qualified institutional buyers or non-U.S. persons in compliance with Regulation S under the Securities Act of 1933 initially at the price of 100% of the principal amount in the March 25, 2003 offering and 105.826% of the principal amount in the April 14, 2003 offering.

         We received net proceeds, after deducting the initial purchasers' discount and our estimated expenses, of approximately $641.3 million from the sale of the old notes on March 25, 2003. We used those proceeds to:

    - refinance $260 million aggregate principal amount ($266.6 million book value) of our 6 3/8% Term Enhanced ReMarketable Securities (the "TERMS") and finance approximately $41 million of costs associated with the refinancing, and

    - repay $340.3 million of outstanding indebtedness under our then existing $350 million bank revolving credit facility which was scheduled to terminate on March 31, 2003.

         We received net proceeds, after deducting the initial purchasers' discount and our estimated expenses, of approximately $117.4 million from the sale of old notes on April 14, 2003. We used those proceeds to refinance $100 million aggregate principal amount ($102.5 million book value) of our 6 3/8% TERMS, finance approximately $15 million of costs associated with the refinancing and pay $2.4 million of the $2.9 million of interest accrued on the refinanced TERMS as of the April 14, 2003 closing date.

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of old notes. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

                                 CAPITALIZATION

         The following table sets forth our short-term debt and capitalization as of June 30, 2003. This table should be read in conjunction with our consolidated financial statements and related notes thereto and "Management's Narrative Analysis of the Results of Operations" included in Exhibits 99.2 and
99.1 of our June 16, 2003 Form 8-K that is incorporated by reference in this prospectus, and the unaudited financial statements and related notes thereto and "Management's Narrative Analysis of the Results of Operations of CenterPoint Energy Resources Corp. and Subsidiaries" included in our Second Quarter 2003 Form 10-Q that is incorporated by reference in this prospectus.

                                                                                  JUNE 30, 2003
                                                                           ---------------------------
                                                                           (in thousands)
Short-Term Debt:
    Notes payable to affiliates..........................................  $           --          --
    Short-term borrowings................................................              --          --
    Current portion of long-term debt....................................         142,145         3.2%
                                                                           --------------       -----
         Total short-term debt...........................................         142,145         3.2%
Long-Term Debt:
    Existing long-term debt..............................................       2,206,922        49.0%
                                                                           --------------       -----
         Total long-term debt............................................       2,206,922        49.0%
                                                                           --------------       -----
Total Debt...............................................................       2,349,067        52.2%
Mandatorily Redeemable Convertible Preferred Securities of Subsidiary
    Trust Holding Solely Junior Subordinated Debentures of CERC..........             508          --
Stockholder's Equity.....................................................       2,152,386        47.8%
                                                                           --------------       -----
Total Capitalization and Short-Term Debt.................................  $    4,501,961       100.0%
                                                                           ==============       =====

                               THE EXCHANGE OFFER

         Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

PURPOSE OF THE EXCHANGE OFFER

         In connection with the sale of the old notes, we entered into registration rights agreements with the initial purchasers of the old notes. In each such agreement, we agreed to file a registration statement relating to an offer to exchange the old notes for the new notes. We also agreed to use our reasonable commercial efforts to complete the exchange offer for the old notes within 315 days after March 25, 2003. We are offering the new notes under this prospectus in an exchange offer for the old notes to satisfy our obligations under the registration rights agreements. We refer to our offer to exchange the new notes for the old notes as the "exchange offer."

RESALE OF NEW NOTES

         Based on interpretations of the Staff in "no-action letters" to third parties, we believe that each new note issued in the exchange offer may be offered for resale, resold and transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

         - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act of 1933;

         -   you acquire such new notes in the ordinary course of your business;
             and

         - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

         The SEC has not, however, considered the legality of our exchange offer in the context of a "no-action letter," and there can be no assurance that the Staff would make a similar determination with respect to our new notes as it has in other interpretations to other parties.

         If you tender your old notes with the intention of participating in any manner in a distribution of the new notes, you:

         -   cannot rely on the interpretations of the Staff; and

         - must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction of the old notes.

         Unless an exemption from registration is otherwise available, the resale by any noteholder intending to distribute new notes should be covered by an effective registration statement under the Securities Act of 1933 containing the selling noteholder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act of 1933. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements should result in that holder incurring liability for which it is not indemnified by us. With respect to broker-dealers, only those that acquired the old notes for their own account as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

         Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.

         The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

         As of the date of this prospectus, $762 million principal amount of old notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

         We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreements, the applicable requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer:

         -   will remain outstanding,

         -   will continue to accrue interest, and

         - will be entitled to the rights and benefits that holders have under the indenture relating to the notes and, if applicable, the relevant registration rights agreement.

However, these old notes will not be freely tradable. Other than in connection with the exchange offer and as specified in the registration rights agreements, we are not obligated to, nor do we currently anticipate that we will, register the old notes under the Securities Act of 1933. Please read "--Consequences of Failure to Exchange" below.

         We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the relevant registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

         If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read "--Fees and Expenses" for more details about fees and expenses incurred in the exchange offer.

         We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

EXPIRATION DATE

         The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless in our sole discretion we extend it.

EXTENSIONS, DELAY IN ACCEPTANCE, TERMINATION OR AMENDMENT

         We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any old notes by giving oral or written notice of the extension to their holders. During any such extensions, all old notes you have previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

         To extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

         If any of the conditions described below under "--Conditions to the Exchange Offer" has not been satisfied with respect to the exchange offer, we reserve the right, in our sole discretion:

         -   to delay accepting for exchange any old notes,

         -   to extend the exchange offer, or

         -   to terminate the exchange offer.

         We will give oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreements, we also reserve the right to amend the terms of the exchange offer in any manner.

         Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

         Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

CONDITIONS TO THE EXCHANGE OFFER

         Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes for any old notes, and we may terminate the exchange offer as provided in this prospectus before accepting any old notes for exchange, if in our reasonable judgment:

         - the exchange offer, or the making of any exchange by a holder of old notes, would violate any applicable law or any applicable interpretation of the Staff, or

         - any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with that exchange offer.

         In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

         - the representations described under "--Procedures for Tendering" and "Plan of Distribution" and in the letter of transmittal, and

         - such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the new notes under the Securities Act of 1933.

         We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange in the exchange offer, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

         These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

         In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

     HOW TO TENDER GENERALLY

         Only a holder of old notes may tender such old notes in the exchange offer. To tender in the exchange offer, a holder must either (1) comply with the procedures for physical tender or (2) comply with the automated tender offer program procedures of The Depository Trust Company, or DTC, described below.

         To complete a physical tender, a holder must:

         - complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

         - have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

         - mail or deliver the letter of transmittal or facsimile to the exchange agent prior to the expiration date, and

         - deliver the old notes to the exchange agent prior to the expiration date or comply with the guaranteed delivery procedures described below.

         To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "Prospectus Summary--The Exchange Agent" prior to the expiration date.

         To complete a tender through DTC's automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message.

         The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

         THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

     BOOK-ENTRY TRANSFER

         The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures described below.

     TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

         The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

         An "agent's message" is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

         - DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering old notes that are the subject of such book-entry confirmation,

         - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and

         -   we may enforce the agreement against such participant.

     HOW TO TENDER IF YOU ARE A BENEFICIAL OWNER

         If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

         - make appropriate arrangements to register ownership of the old notes in your name, or

         - obtain a properly completed bond power from the registered holder of your old notes.

         The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

SIGNATURES AND SIGNATURE GUARANTEES

         You must have signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders" guaranteed by an eligible institution unless the old notes are tendered:

         - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and the new notes are being issued directly to the registered holder of the old notes tendered in the exchange for those new notes, or

         -   for the account of an eligible institution.

An "eligible institution" is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, in each case, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

WHEN ENDORSEMENTS OR BOND POWERS ARE NEEDED

         If a person other than the registered holder of any old notes signs the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder's name appears on the old notes. An eligible institution must guarantee that signature.

         If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

DETERMINATIONS UNDER THE EXCHANGE OFFER

         We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which, in the opinion of our counsel, might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

         Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

WHEN WE WILL ISSUE NEW NOTES

         In all cases, we will issue new notes for old notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

         - such old notes or a timely book-entry confirmation of transfer of such old notes into the exchange agent's account at DTC, and

         - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

RETURN OF OLD NOTES NOT ACCEPTED OR EXCHANGED

         If we do not accept any tendered old notes for exchange for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without expense to their tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

YOUR REPRESENTATIONS TO US

         By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

         - any new notes that you receive are being acquired in the ordinary course of your business,

         - you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act of 1933) of the old notes or the new notes,

         - you are not our "affiliate," as defined in Rule 405 under the Securities Act of 1933, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act of 1933 to the extent applicable,

         - if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes,

         - if you are a broker-dealer, you are not tendering old notes acquired directly from us or one of our affiliates,

         - if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes, and

         - you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

GUARANTEED DELIVERY PROCEDURES

         If you wish to tender your old notes but they are not immediately available or if you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:

         - the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

         - prior to the expiration date, the exchange agent receives from such member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

             - stating your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered,

             -   stating that the tender is being made thereby, and

             - guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof or agent's message in lieu thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

         - the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent's message, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

         Any holder of old notes who wishes to tender old notes pursuant to the guaranteed delivery procedures described in the letter of transmittal must insure that the exchange agent receives notice of guaranteed delivery prior to 5:00 p.m., New York City time, on the expiration date.

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

         Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your old notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

         Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date.

         For a withdrawal to be effective:

         - the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Prospectus Summary--The Exchange Agent," or

         - the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program.

         Any notice of withdrawal must:

         - specify the name of the person who tendered the old notes to be withdrawn,

         - identify the old notes to be withdrawn, including the registration number or numbers and the principal amount of such old notes,

         - be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal used to deposit those old notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer in the name of the person withdrawing the tender, and

         - specify the name in which such old notes are to be registered, if different from that of the person who tendered the old notes.

         If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

         We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

         Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal. You may retender properly withdrawn old notes by following one of the procedures described under "--Procedures for Tendering" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

FEES AND EXPENSES

         We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, e-mail, telephone or in person by our officers and regular employees and those of our affiliates.

         We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

         We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

         -   SEC registration fees for the new notes,

         -   fees and expenses of the exchange agent and trustee,

         -   accounting and legal fees,

         -   printing costs, and

         -   related fees and expenses.

TRANSFER TAXES

         If you tender your old notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

         - certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered,

         - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

         - a transfer tax is imposed for any reason other than the exchange of old notes for new notes in the exchange offer.

         If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of new notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

CONSEQUENCES OF FAILURE TO EXCHANGE

         If you do not exchange your old notes for new notes in the exchange offer, or if you tender your old notes but subsequently withdraw them, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless either the offer and sale is registered under the Securities Act of 1933 or the offer or sale is exempt from or not subject to registration under the Securities Act of 1933 and applicable state securities laws. Except as required by the registration rights agreements, we do not intend to register resales of the old notes under the Securities Act of 1933.

         The tender of old notes in the exchange offer will reduce the outstanding principal amount of the old notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any old notes that you continue to hold.

ACCOUNTING TREATMENT

         We will amortize our expenses of the exchange offer over the term of the new notes under generally accepted accounting principles.

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

OTHER

         Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes, except as required by the registration rights agreements.

                            DESCRIPTION OF THE NOTES

         We will issue the new notes, and we issued the old notes, under an indenture, dated as of February 1, 1998, as supplemented (the "indenture"), between us and JPMorgan Chase Bank (formerly Chase Bank of Texas, National Association), as trustee. We sometimes refer to the old notes and the new notes in this prospectus collectively as the "notes." The following description is a summary of the material provisions of the notes and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture and the notes. For a complete description of the notes, you should refer to the indenture and the supplemental indentures establishing the terms of the notes, which we have filed with the SEC. Please read "Where You Can Find More Information."

         We may issue debt securities from time to time in one or more series under the indenture. There is no limitation on the amount of debt securities we may issue under the indenture. Our 7.75% Notes due 2011 ($550 million outstanding as of June 30, 2003), our 6 1/2% Debentures due February 1, 2008 ($300 million outstanding as of June 30, 2003), our 6 3/8% Term Enhanced ReMarketable Securities ($140 million outstanding as of June 30, 2003), our 8.125% Notes due 2005 ($325 million outstanding as of June 30, 2003) and the old notes ($762 million outstanding as of June 30, 2003) are currently outstanding under the indenture.

         The old notes and the new notes will constitute a single series of debt securities under the indenture. If the exchange offer is consummated, holders of old notes who do not exchange their old notes for new notes will vote together with holders of the new notes for all relevant purposes under the indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the holders of the old notes and the new notes will vote together as a single series. All references in this prospectus to specified percentages in aggregate principal amount of the old notes means, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the old notes and the new notes collectively then outstanding.

         We have included cross-references in the summary below to refer you to the section numbers of the indenture we are describing.

RANKING OF THE NEW NOTES

         The new notes will:

         -        be general unsecured obligations,

         - rank equally with all of our other unsecured and unsubordinated indebtedness, including the old notes, and

         - with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

         Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described below under "--Defeasance and Covenant Defeasance."

PRINCIPAL, MATURITY AND INTEREST

         The notes will mature on April 1, 2013. The notes are initially limited to $762,000,000 aggregate principal amount. However, we may issue additional notes of this series from time to time, without the consent of the holders of the notes.

         Interest on the notes will:

         - accrue at the rate of 7.875% per year from March 25, 2003 or the latest date to which interest shall have been paid,

         - be payable semi-annually in arrears on each April 1 and October 1,

         - be payable to the person in whose name the notes are registered at the close of business on the relevant March 15 and September 15 preceding the applicable interest payment date, which we refer to with respect to the notes as "regular record dates,"

         - be computed on the basis of a 360-day year comprised of twelve 30-day months, and

         - be payable on overdue interest to the extent permitted by law at the same rate as interest is payable on principal.

If any interest payment date, the maturity date or any redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

OPTIONAL REDEMPTION

         We may redeem the notes, in whole or in part, at our option exercisable at any time and from time to time upon not less than 30 and not more than 60 days' notice as provided in the indenture, on any date prior to their maturity at a redemption price equal to:

         -        100% of the principal amount of the notes redeemed, plus

         - accrued and unpaid interest thereon, if any, and additional interest (as described in "Registration Rights") thereon, if any, to, but excluding, the redemption date, plus

         -        the make-whole premium described below, if any.

The redemption price will never be less than 100% of the principal amount of the notes plus accrued and unpaid interest thereon, if any, to, but excluding, the redemption date.

         The amount of the make-whole premium with respect to any note to be redeemed will be equal to the excess, if any, of:

                  (1) the sum of the present values, calculated as of the redemption date, of:

                  - each interest payment that, but for such redemption, would have been payable on the note or portion thereof being redeemed on each interest payment date occurring after the redemption date (excluding any accrued and unpaid interest for the period prior to the redemption date), and

                  - the principal amount that, but for such redemption, would have been payable at the final maturity of the note or portion thereof being redeemed, over

                  (2) the principal amount of the note being redeemed.

         The present values of interest and principal payments referred to in a clause (1) above will be determined in accordance with generally accepted principles of financial analysis. These present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the redemption date at a discount rate equal to the comparable treasury yield (as defined below) plus 50 basis points.

         The make-whole premium will be calculated by an independent investment banking institution of national standing appointed by us. If we fail to appoint an independent investment banking institution at least 45 days prior to the redemption date, or if the independent investment banking institution we appoint is unwilling or unable to calculate the make-whole premium, the calculation will be made by Citigroup Global Markets Inc. If Citigroup Global Markets Inc. is unwilling or unable to make the calculation, we will appoint a different independent investment banking institution of national standing to make the calculation.

         For purposes of determining the make-whole premium, "comparable treasury yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Securities that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12th of a year. The comparable treasury yield will be determined as of the third business day immediately preceding the applicable redemption date.

         The weekly average yields of United States Treasury Securities will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated "H.15(519) Selected Interest Rates" or any successor release. If this statistical release sets forth a weekly average yield for United States Treasury Securities having a constant maturity that is the same as the remaining term calculated as set forth above, then the comparable treasury yield will be equal to such weekly average yield. In all other cases, the comparable treasury yield will be calculated by interpolation on a straight-line basis, between the weekly average yields on the United States Treasury Securities that have a constant maturity closest to and greater than the remaining term and the United States Treasury Securities that have a constant maturity closest to and less than the remaining term (in each case as set forth in the H.15 statistical release or any successor release). Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Securities are not available in the H.15 statistical release or otherwise, then the comparable treasury yield will be calculated by interpolation of comparable rates selected by an independent investment banking institution selected in the manner described in the second preceding paragraph.

         If we redeem the notes in part, the trustee will select the notes for redemption on a pro rata basis, by lot or by such other method as the trustee in its sole discretion deems fair and appropriate. We will only redeem notes in multiples of $1,000 in original principal amount. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

SINKING FUND

         We are not obligated to make mandatory redemption or sinking fund payments with respect to the notes.

RESTRICTIVE COVENANTS

         The indenture does not limit the amount of indebtedness or other obligations that we may incur and does not contain provisions that would give holders of the notes the right to require us to repurchase their notes in the event of a change in control of us, or in the event we enter into one or more highly leveraged transactions, regardless of whether a rating decline results therefrom, or in the event we dispose of one or more of our business units, nor are any such events deemed to be events of default under the terms of the indenture.

         The indenture contains certain covenants for the benefit of the holders of the notes which we have summarized below and refer to as the "restrictive covenants."

         Limitations on Liens. We will not, and we will not permit any subsidiary (as defined below) to, pledge, mortgage or hypothecate, or permit to exist, except in our favor or in favor of any subsidiary, any lien (as defined below) upon any principal property (as defined below) or any equity interest (as defined below) in any significant subsidiary (as defined below) owning any principal property, at any time owned by us or by a subsidiary, to secure any indebtedness (as defined below), unless effective provision is made whereby outstanding notes will be secured equally and ratably therewith (or prior thereto), and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction will not apply to or prevent the creation or existence of:

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

         - liens on any property held or used by us or a subsidiary in connection with the exploration for, development of or production of, oil, gas, natural gas (including liquefied gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels, such properties to include, but not be limited to, our or a subsidiary's interest in any mineral fee interests, oil, gas or other mineral leases, royalty, overriding royalty or net profits interests, production payments and other similar interests, wellhead production equipment, tanks, field gathering lines, leasehold or field separation and processing facilities, compression facilities and other similar personal property and fixtures,

         - liens on oil, gas, natural gas (including liquefied gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels produced or recovered from any property, an interest in which is owned or leased by us or a subsidiary,

         - liens (or certain extensions, renewals or refundings thereof) upon any property acquired, constructed or improved before or after the date the notes are first issued, which liens were or are created at the later of the time of acquisition or commercial operation thereof, or within one year thereafter to secure all or a portion of the purchase price thereof or the cost of construction or improvement, or existing thereon at the date of acquisition, provided that every such mortgage, pledge, lien or encumbrance applies only to the property so acquired or constructed and fixed improvements thereon,

         - liens upon any property of any entity acquired by any entity that is or becomes a subsidiary after the date the notes are first issued, each of which we refer to as an "acquired entity," provided that every such mortgage, pledge, lien or encumbrance:

                  -        will either:

                           - exist prior to the time the acquired entity becomes a subsidiary, or

                           - be created at the time the acquired entity becomes a subsidiary or within one year thereafter to secure payment of the acquisition price thereof, and

                  - will only apply to those properties owned by the acquired entity at the time it becomes a subsidiary or thereafter acquired by it from sources other than us or any other subsidiary,

         - pledges of current assets, in the ordinary course of business, to secure current liabilities,

         -        deposits to secure certain public or statutory obligations,

         - liens upon any office, data processing or transportation equipment,

         - liens created or assumed in connection with the issuance of debt securities, the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code, for the purpose of financing the acquisition or construction of property to be used by us or a subsidiary,

         - pledges or assignments of accounts receivable or conditional sales contracts or chattel mortgages and evidence of indebtedness secured thereby, received in connection with the sale of goods or merchandise to customers, or

         -        certain liens for taxes, judgments and attachments.

         Notwithstanding the foregoing, we or a subsidiary may issue, assume or guarantee indebtedness secured by a mortgage which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all of our other indebtedness or indebtedness of a subsidiary secured by a mortgage (not including secured indebtedness permitted under the foregoing exceptions) and the value of all sale and leaseback transactions (as defined below) existing at such time (other than sale and leaseback transactions which, if a lien, would have been permitted under the third or fourth bullet points above), does not at the time such indebtedness is incurred exceed 5% of consolidated net tangible assets (as defined below), as shown on our most recent audited consolidated balance sheet preceding the date of determination. For purposes of this "Limitation on Liens" covenant, subsidiary does not include a project finance subsidiary.

         Limitation on Sale and Leaseback Transactions. We will not, and we will not permit any subsidiary to, engage in a sale and leaseback transaction of any principal property unless the net proceeds of such sale are at least equal to the fair value of such principal property (as determined by our board of directors) and either:

         - we or such subsidiary would be entitled under the indenture to incur indebtedness secured by a lien on the principal property to be leased, without equally and ratably securing the notes, pursuant to the exceptions provided in the third and fourth bullet points of the second sentence of "--Limitations on Liens" above, or

         - within 120 days after the sale or transfer of the principal property, we apply an amount not less than the fair value of such property:

                  - to the payment or other retirement of our long-term indebtedness or long-term indebtedness of a subsidiary, in each case ranking senior to or on parity with the notes, or

                  - to the purchase at not more than the fair value of principal property (other than that involved in such sale and leaseback transaction).

For purposes of this "Limitation on Sale and Leaseback Transactions" covenant, subsidiary does not include a project finance subsidiary.

DEFINED TERMS

         "Capital lease" means a lease that, in accordance with accounting principles generally accepted in the United States, would be recorded as a capital lease on the balance sheet of the lessee.

         "Consolidated net tangible assets" means the total amount of our assets, including the assets of our subsidiaries less, without duplication:

         - total current liabilities (excluding indebtedness due within 12 months),

         - all reserves for depreciation and other asset valuation reserves, but excluding reserves for deferred federal income taxes,

         - all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset, and

         - all appropriate adjustments on account of minority interests of other persons holding common stock of any subsidiary, all as reflected in our most recent audited consolidated balance sheet preceding the date of such determination.

         "Equity interests" means any capital stock, partnership, joint venture, member or limited liability or unlimited liability company interest, beneficial interest in a trust or similar entity or other equity interest or investment of whatever nature.

         "Indebtedness," as applied to us or any subsidiary, means bonds, debentures, notes and other instruments or arrangements representing obligations created or assumed by us or any such subsidiary, including any and all:

         - obligations for money borrowed, other than unamortized debt discount or premium,

         - obligations evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind,

         -        obligations as lessee under a capital lease, and

         - amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation listed in the three immediately preceding bullet points.

All indebtedness secured by a lien upon property owned by us or any subsidiary and upon which indebtedness we or any such subsidiary customarily pays interest, although we or any such subsidiary has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of us or any such subsidiary. All indebtedness for borrowed money incurred by other persons which is directly guaranteed as to payment of principal by us or any subsidiary will for all purposes of the indenture be deemed to be indebtedness of us or any such subsidiary, but no other contingent obligation of us or any such subsidiary in respect of indebtedness incurred by other persons shall be deemed indebtedness of us or any such subsidiary.

         "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance or lien of any kind whatsoever (including any capital lease).

         "Non-recourse debt" means (i) any indebtedness for borrowed money incurred by any project finance subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or providing financing for, any project, which indebtedness for borrowed money does not provide for recourse against us or any of our subsidiaries (other than a project finance subsidiary and such recourse as exists under a performance guaranty) or any property or asset of us or any of our subsidiaries (other than equity interests in, or the property or assets of, a project finance subsidiary and such recourse as exists under a performance guaranty) and (ii) any refinancing of such indebtedness for borrowed money that does not increase the outstanding principal amount thereof (other than to pay costs incurred in connection therewith and the capitalization of any interest or fees) at the time of the refinancing or increase the property subject to any lien securing such indebtedness for borrowed money or otherwise add additional security or support for such indebtedness for borrowed money.

         "Performance guaranty" means any guaranty issued in connection with any non-recourse debt that (i) if secured, is secured only by assets of or equity interests in a project finance subsidiary, and (ii) guarantees to the provider of such non-recourse debt or any other person (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such non-recourse debt, (b) completion of the minimum agreed equity or other contributions or support to the relevant project finance subsidiary, or (c) performance by a project finance subsidiary of obligations to persons other than the provider of such non-recourse debt.

         "Principal property" means any natural gas distribution property, natural gas pipeline or gas processing plant located in the United States, except any such property that in the opinion of our board of directors is not of material importance to the total business conducted by us and our consolidated subsidiaries. "Principal property" shall not include any oil or gas property or the production or proceeds of production from an oil or gas producing property or the production or any proceeds of production of gas processing plants or oil or gas or petroleum products in any pipeline or storage field.

         "Project finance subsidiary" and "project finance subsidiaries" means any of our subsidiaries designated by us whose principal purpose is to incur non-recourse debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a person created for such purpose, and substantially all the assets of which subsidiary or person are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by non-recourse debt, or (y) equity interests in, or indebtedness or other obligations of, one or more other such subsidiaries or persons, or (z) indebtedness or other obligations of us or our subsidiaries or other persons. At the time of designation of any project finance subsidiary, the sum of the net book value of the assets of such subsidiary and the net book value of the assets of all other project finance subsidiaries then existing shall not in the aggregate exceed 10 percent of the consolidated net tangible assets.

         "Sale and leaseback transaction" means any arrangement entered into by us or any subsidiary with any person providing for the leasing to us or any subsidiary of any principal property (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between us and a subsidiary or between subsidiaries), which principal property has been or is to be sold or transferred by us or such subsidiary to such person.

         "Significant subsidiary" means any subsidiary of ours, other than a project finance subsidiary, that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, as such regulation is in effect on the date of issuance of the notes.

         "Subsidiary" of any entity means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership, joint venture or other entity or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such entity, by such entity and one or more of its other subsidiaries or by one or more of such entity's other subsidiaries.

PAYMENT AND PAYING AGENTS

         We will pay interest on the notes to the persons in whose names the notes are registered at the close of business on the regular record date for each interest payment. However, we will pay the interest payable on the notes at their stated maturity to the persons to whom we pay the principal amount of the notes. The initial payment of interest on the notes will be payable on October 1, 2003. (Section 307)

         We will pay principal, premium, if any, and interest on the notes at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest by:

         - check mailed to the address of the person entitled to the payment as it appears in the security register, or

         - by wire transfer in immediately available funds to the place and account designated in writing by the person entitled to the payment as specified in the security register.

We have designated the trustee as the sole paying agent for the notes. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the notes at all times. (Sections 307 and 1002)

         Any money deposited with the trustee or any paying agent for the payment of principal, premium, if any, and interest on the notes that remains unclaimed for two years after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

CONSOLIDATION, MERGER AND SALE OF ASSETS

         We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety, to any person, referred to as a "successor person," and we may not permit any person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to us, unless:

         - the successor person, if any, is a corporation, partnership, trust or other entity organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia,

         - the successor person expressly assumes our obligations with respect to the notes and the indenture,

         - immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, would occur and be continuing, and

         - we have delivered to the trustee the certificates and opinions required under the indenture. (Section 801)

EVENTS OF DEFAULT

         Each of the following is an event of default under the indenture for the notes:

         - our failure to pay principal or premium, if any, on the notes when due,

         -        our failure to pay any interest on the notes for 30 days,

         - our failure to perform, or our breach in any material respect of, any other covenant or warranty in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of another series of our debt securities issued under the indenture, for 90 days after either the trustee or holders of at least 25% in principal amount of the outstanding notes have given us written notice of the breach in the manner required by the indenture,

         - the default by us or any subsidiary, other than a project finance subsidiary, of ours in the payment, when due, after the expiration of any applicable grace period, of principal of indebtedness for money borrowed, other than non-recourse debt, in the aggregate principal amount then outstanding of $50 million or more, or acceleration of any indebtedness for money borrowed in such aggregate principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded or such default is not cured within 30 days after notice to us in accordance with the indenture, and

         - specified events involving bankruptcy, insolvency or reorganization,

provided, however, that no event described in the third, fourth or fifth bullet points above will be an event of default until an officer of the trustee, assigned to and working in the trustee's corporate trust department, has actual knowledge of the event or until the trustee receives written notice of the event at its corporate trust office, and the notice refers to the notes generally, us or the indenture. (Section 501)

         If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of the notes due and immediately payable. In order to declare the principal amount of the notes due and immediately payable, the trustee or the holders must deliver a notice that satisfies the requirements of the indenture. Upon a declaration by the trustee or the holders, we will be obligated to pay the principal amount of the notes.

         This right does not apply if an event of default described in the fifth bullet point above occurs. If one of the events of default described in the fifth bullet point above occurs and is continuing, the notes then outstanding under the indenture shall be due and payable immediately.

         After any declaration of acceleration of the notes, but before a judgment or decree for payment, the holders of a majority in principal amount of the outstanding notes may, under certain circumstances, rescind and annul the declaration of acceleration if all events of default, other than the non-payment of principal, have been cured or waived as provided in the indenture. (Section
502) For information as to waiver of defaults, please refer to "--Modification and Waiver" below.

         If an event of default occurs and is continuing, the trustee will generally have no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the trustee. (Section 603) The holders of a majority in principal amount of the outstanding notes will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee for the notes, provided that:

         - the direction is not in conflict with any law or the indenture,

         - the trustee may take any other action it deems proper which is not inconsistent with the direction, and

         - the trustee will generally have the right to decline to follow the direction if an officer of the trustee determines, in good faith, that the proceeding would involve the trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

         A holder of a note may only pursue a remedy under the indenture if:

         - the holder has previously given the trustee written notice of a continuing event of default for the notes,

         - holders of at least 25% in principal amount of the outstanding notes have made a written request to the trustee to pursue that remedy,

         -        the holders have offered reasonable indemnity to the trustee,

         - the trustee fails to pursue that remedy within 60 days after receipt of the request, and

         - during that 60-day period, the holders of a majority in principal amount of the notes do not give the trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a note demanding payment of the principal, premium, if any, or interest on a note on or after the date the payment is due. (Section 508)

         We will be required to furnish to the trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indenture and specifying all of our known defaults, if any. (Section
1004)

MODIFICATION AND WAIVER

         We may enter into one or more supplemental indentures with the trustee without the consent of the holders of the notes in order to:

         - evidence the succession of another corporation to us, or successive successions and the assumption of our covenants, agreements and obligations by a successor,

         - add to our covenants for the benefit of the holders or to surrender any of our rights or powers,

         - add events of default for any series of debt securities issued under the indenture,

         - add or change any provisions of the indenture to the extent necessary to issue any series of debt securities in bearer form,

         - add to, change or eliminate any provision of the indenture applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holders of debt securities of any series, the addition, change or elimination will become effective with respect to that series only when no security of that series remains outstanding,

         - convey, transfer, assign, mortgage or pledge any property to or with the trustee or to surrender any right or power conferred upon us by the indenture,

         -        establish the form or terms of any series of debt securities,

         - provide for uncertificated securities in addition to certificated securities,

         - evidence and provide for successor trustees or to add or change any provisions to the extent necessary to appoint a separate trustee or trustees for a specific series of debt securities,

         - correct any ambiguity, defect or inconsistency under the indenture, provided that such action does not adversely affect the interests of the holders of debt securities of any series,

         - supplement any provisions of the indenture necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities,

         - comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded, or

         - add, change or eliminate any provisions of the indenture in accordance with any amendments to the Trust Indenture Act of 1939, provided that the action does not adversely affect the rights or interests of any holder of debt securities. (Section 901)

         We may enter into one or more supplemental indentures with the trustee in order to add to, change or eliminate provisions of the indenture or to modify the rights of the holders of one or more series of debt securities, including the notes, if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of each series affected by the supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

         - changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, except to the extent permitted by the indenture,

         - reduces the principal amount of, or any premium or interest on, any debt security,

         - reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

         - changes the place or currency of payment of principal, premium, if any, or interest,

         - impairs the right to institute suit for the enforcement of any payment on any debt security,

         - reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indenture,

         - reduces the percentage in principal amount of outstanding debt securities of any series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

         - makes certain modifications to such provisions with respect to modification and waiver,

         - makes any change that adversely affects the right to convert or exchange any note or decrease the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security, or

         - changes the terms and conditions pursuant to which any series of debt securities that is secured in a manner adverse to the holders of the debt securities. (Section 902)

         Holders of a majority in principal amount of the outstanding notes may waive past defaults or compliance with restrictive provisions of the indenture. However, the consent of holders of each outstanding note is required to:

         - waive any default in the payment of principal, premium, if any, or interest, or

         - waive any covenants and provisions of the indenture that may not be amended without the consent of the holder of each outstanding note. (Sections 513 and 1006)

         In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under the indenture as of a specified date:

         - the principal amount of an "original issue discount security" that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of such date upon acceleration of the maturity to such date,

         - if, as of such date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of such debt security deemed to be outstanding as of such date will be an amount determined in the manner prescribed for such debt security,

         - the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the $U.S. equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

         - debt securities owned by us or any other obligor upon the debt securities or any of their affiliates will be disregarded and deemed not to be outstanding.

An "original issue discount security" means a debt security issued under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the holders and those that have been fully defeased pursuant to Section 1402, will not be deemed to be outstanding. (Section 101)

         We will generally be entitled to set any day as a record date for determining the holders of outstanding notes entitled to give or take any direction, notice, consent, waiver or other action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders of outstanding notes. If a record date is set for any action to be taken by holders, the action may be taken only by persons who are holders of outstanding notes on the record date. To be effective, the action must be taken by holders of the requisite principal amount of the notes within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the trustee may specify, if it set the record date. This period may be shortened or lengthened by not more than 180 days. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

         The provisions of the indenture relating to defeasance and discharge of indebtedness, or defeasance of restrictive covenants, will apply to the notes. (Section 1401)

         Defeasance and Discharge. We will be discharged from all of our obligations with respect to the notes, except for certain obligations to exchange or register the transfer of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold moneys for payment in trust, upon the deposit in trust for the benefit of the holders of the notes of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the notes on the stated maturity of the notes in accordance with the terms of the indenture and the notes. Such defeasance or discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1402 and 1404)

         Defeasance of Certain Covenants. In certain circumstances, we may omit to comply with specified restrictive covenants, and that in those circumstances the occurrence of certain events of default, which are described in the third bullet point under "--Events of Default" above, with respect to such restrictive covenants, and those described in the fourth bullet point under "--Events of Default" above, will be deemed not to be or result in an event of default, in each case with respect to the notes. We, in order to exercise such option, will be required to deposit, in trust for the benefit of the holders of the notes, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the notes on the stated maturity in accordance with the terms of the indenture and the notes. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event we exercise this option with respect to any notes and the notes were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on the notes at the time of their stated maturity, but might not be sufficient to pay amounts due on such notes upon any acceleration resulting from the event of default. In such case, we would remain liable for those payments. (Sections 1403 and 1404)

SATISFACTION AND DISCHARGE

         We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding debt securities issued under the indenture have become due and payable, (2) all outstanding debt securities issued under the indenture have or will become due and payable at their scheduled maturity within one year or (3) all outstanding debt securities issued under the indenture are scheduled for redemption in one year, and in each case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indenture on the date of their scheduled maturity or the scheduled date of redemption.

EXCHANGE AND TRANSFER OF THE NOTES

         We will issue the notes in registered form, without coupons. We will only issue notes in denominations of integral multiples of $1,000, provided, however, that any notes issued to institutional accredited investors will be issued only in denominations of $250,000 and integral multiples of $1,000 in excess thereof.

         Holders may present notes for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the notes if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of notes. However, we may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. The trustee will serve as the security registrar. (Section 305) At any time we may:

         -        designate additional transfer agents,

         -        rescind the designation of any transfer agent, or

         -        approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the notes at all times. (Sections 305 and 1002)

         In the event we elect to redeem the notes, neither we nor the trustee will be required to register the transfer or exchange of notes:

         - during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the notes and ending at the close of business on the day the notice is mailed, or

         - if we have selected the notes for redemption, in whole or in part, except for the unredeemed portion of the notes. (Section
                  305)

NOTICES

         Holders of the notes will receive notices by mail at their addresses as they appear in the security register. (Sections 101 and 106)

TITLE

         We may treat the person in whose name a note is registered on the applicable record date as the owner of the note for all purposes, whether or not it is overdue. (Section 309)

GOVERNING LAW

         New York law will govern the indenture and the notes.  (Section 112)

REGARDING THE TRUSTEE

         The trustee serves as trustee for:

         -        our 7.75% Notes due 2011, aggregating $550 million as of June
                  30, 2003,

         - our 6 1/2% Debentures due February 1, 2008, aggregating $300 million as of June 30, 2003,

         - our 6 3/8% Term Enhanced ReMarketable Securities, aggregating $140 million as of June 30, 2003,

         - our 8.125% Notes due 2005, aggregating $325 million as of June 30, 2003,

         - our 6% Convertible Subordinated Debentures, aggregating approximately $77.4 million as of June 30, 2003, and

         -        the old notes.

In addition, the trustee serves as trustee or fiscal agent for debt securities of our affiliates aggregating approximately $3.9 billion as of June 30, 2003. We and our affiliates also maintain depository and other banking relationships with the trustee.

         The trustee and its affiliates are parties to credit agreements under which we and our affiliates have bank lines of credit. We and our affiliates maintain depository and other banking, investment banking, investment management and trust relationships with the trustee and its affiliates.

                               REGISTRATION RIGHTS

         In connection with the issuance of the old notes, we entered into registration rights agreements with the initial purchasers of the old notes. These agreements provide that we will use our reasonable commercial efforts:

         - to file with the SEC a registration statement under the Securities Act of 1933 relating to an exchange offer of the old notes for the new notes within 180 days after March 25, 2003,

         - to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933 within 270 days after March 25, 2003, and to keep the exchange offer registration statement effective until the expiration of the exchange offer, and

         - unless the exchange offer would not be permitted by applicable law or SEC policy, to cause the exchange offer to be consummated within 315 days after March 25, 2003.

         We agreed that upon the exchange offer registration statement being declared effective, we would offer the new notes in exchange for surrender of the old notes. We agreed to keep the exchange offer open for not less than 20 business days (or longer if required by applicable law) after the date on which notice of the exchange offer is mailed to the registered holders of the old notes. For each old note validly tendered to us pursuant to the exchange offer and not withdrawn by the holder thereof, the holder of such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor or, from March 25, 2003 if no interest has been paid on an old note. The new notes will vote together with the old notes on all matters in which holders of old notes or new notes are entitled to vote.

         Each holder, other than certain specified holders, who wishes to exchange its old notes for new notes pursuant to the exchange offer will be required to make to us the representations described under "The Exchange Offer--Your Representations to Us" to participate in the exchange offer.

         In addition, in connection with any resales of new notes, any broker-dealer who acquired old notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act of 1933. Please read "The Exchange Offer--Resale of New Notes."

         In the event that:

         - we reasonably determine that changes in law or the applicable interpretations of the Staff do not permit us to effect the exchange offer,

         - the exchange offer is not consummated on or prior to the 315th day following March 25, 2003, or

         - any initial purchaser notifies us within 20 business days following consummation of the exchange offer (i) that it is not permitted by applicable law or SEC policy to participate in the exchange offer, (ii) that it may not resell new notes with this prospectus, or (iii) that it is a broker-dealer and owns old notes acquired directly from us or one of our affiliates, then we will at our cost in lieu of effecting (or, in the case of such a request by an initial purchaser, in addition to effecting) the registration of the new notes pursuant to the registration statement of which this prospectus is a part:

         - as promptly as practicable, file with the SEC a "shelf" registration statement to cover resales of the old notes,

         - use our reasonable commercial efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933 no later than 345 days after March 25, 2003, and

         - use our reasonable commercial efforts to keep effective the shelf registration statement until two years after March 25, 2003 or until all of the old notes covered by the shelf registration statement have been sold.

         We will have the ability to suspend the availability of the shelf registration statement during certain "black out" periods.

         In the event of the filing of the shelf registration statement, we will provide to each relevant holder of old notes copies of the prospectus which is a part of the shelf registration statement and notify each such holder when the shelf registration statement has become effective. A holder of old notes that sells old notes pursuant to the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act of 1933 in connection with such sales and will be bound by the provisions of the respective registration rights agreements that are applicable to such a holder (including certain indemnification obligations). In addition, each holder of old notes will be required to deliver to us information to be used in connection with the shelf registration statement and to provide comments to us on the shelf registration statement in order to have such holder's old notes included in the shelf registration statement and to benefit from the provisions regarding the increase in the interest rate borne by the old notes described in the following paragraph.

         In the event that:

         - the registration statement of which this prospectus is a part is not declared effective by the SEC on or prior to the 270th day following March 25, 2003,

         - the exchange offer is not consummated or the shelf registration statement with respect to the old notes is not declared effective on or prior to the 315th day following March 25, 2003, or

         - any required exchange offer registration statement or shelf registration statement relating to the old notes is filed and declared effective but shall thereafter either be withdrawn by us or becomes subject to an effective stop order suspending the effectiveness of such registration statement (except as specifically permitted in the registration rights agreements) without being succeeded within 30 days by an amendment thereto or an additional registration statement filed and declared effective, each such event listed in the three bullet points above, referred to as a "registration default", then the interest rate borne by the old notes will be increased by .25% per annum upon the occurrence of each registration default, which rate will increase by an additional .25% per annum if such registration default has not been cured within 90 days after the occurrence thereof and continuing until all registration defaults for such old notes have been cured, provided that the aggregate amount of any such increase in the interest rate on such old notes shall in no event exceed .50% per annum; and provided, further, that if the registration statement of which this prospectus is a part is not declared effective on or prior to the 270th day following March 25, 2003, and we shall request holders of old notes to provide the information called for by the registration rights agreements for inclusion in the shelf registration statement, then old notes owned by holders who do not deliver such information to us or who do not provide comments to us on the shelf registration statement when required pursuant to the registration rights agreements will not be entitled to any such increase in the interest rate for any day after the 315th day following March 25, 2003. All accrued additional interest will be paid to holders of old notes in the same manner and at the same time as regular payments of interest on the old notes. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

         New York law governs each of the registration rights agreements. The foregoing is a summary description of material provisions of each of the registration rights agreements. Because it is a summary, it does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. You should read the relevant registration rights agreement carefully and in its entirety because it, and not this description, defines your rights as a holder of the old notes.

         The information set forth above concerning certain interpretations of and positions taken by the Staff is not intended to constitute legal advice, and prospective investors should consult their own legal advisors with respect to these matters.

                       BOOK ENTRY DELIVERY AND SETTLEMENT

         We will issue the new notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee. The global notes will be deposited on behalf of the acquirors of the new notes for credit to the respective accounts of the acquirors or to such other accounts as they may direct at DTC. Please Read "The Exchange Offer--Book-Entry Transfer."

CERTIFICATED NOTES

         Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global notes, upon surrender by DTC of the global notes, if (i) we notify the trustee in writing that DTC or any successor depositary (the "depositary") is no longer willing or able to act as a depositary for the global notes or DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) we, at our option, notify the trustee in writing that we elect to cause the issuance of new notes in definitive form under the indenture or (iii) upon the occurrence of certain other events as provided pursuant to the indenture.

BOOK-ENTRY PROCEDURES FOR THE GLOBAL NOTES

         The descriptions of the operations and procedures of DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), and Clearstream Banking, societe anonyme ("Clearstream Banking"), set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. Neither we nor the initial purchasers take any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

         Regarding DTC. According to DTC, the following information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind. We have obtained the information in this section concerning DTC and the DTC's book-entry system from sources that we believe are reliable. However, we take no responsibility for the accuracy of this information.

         DTC is:

         - a limited-purpose trust company organized under the New York Banking Law,

         - a "banking organization" within the meaning of the New York Banking Law,

         -        a member of the Federal Reserve System,

         - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

         - a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

         DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC's participants ("direct participants") deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include:

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

         -        both U.S. and non-U.S. securities brokers and dealers,

         -        banks,

         -        trust companies,

         -        clearing corporations, and

         -        certain other organizations.

         DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly ("indirect participants"). DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable its participants are on file with the SEC. More information about DTC can be found at http://www.dtcc.com.

         Purchases of new notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each new note, referred to as a beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the new notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in new notes, except in the event that use of the book-entry system for the new notes is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global security.

         Neither we nor the trustee shall be liable for any delay by the depositary, its nominee or any direct or indirect participant in identifying the beneficial owners of the related new notes, and each such person may conclusively rely on, and shall be protected in relying on, instructions from the depositary or nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the new notes to be issued).

         So long as the depositary for the global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global security for all purposes under the indenture. Except as described above, beneficial owners will not:

         - be entitled to have new notes represented by the global security registered in their names,

         - receive or be entitled to receive physical delivery of new notes in definitive form, and

         - be considered the owners or holders thereof under the indenture.

         To facilitate subsequent transfers, all new notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of new notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the new notes. DTC's records reflect only the identity of the direct participants to whose accounts the new notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

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

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to new notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the new notes are credited on the record date (identified in a listing attached to the omnibus proxy).

         Redemption proceeds, distributions, and dividend payments on the new notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, its nominee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

         DTC may discontinue providing its services as depositary with respect to the new notes at any time by giving us reasonable notice. Under such circumstances, in the event that we do not obtain a successor securities depositary, new note certificates are required to be printed and delivered.

         We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, new note certificates will be printed and delivered.

         We cannot assure you that DTC will distribute payments on the new notes made to DTC or its nominee as the registered owner or any redemption or other notices to the participants, or that the participants or others will distribute the payments or notices to the beneficial owners, or that they will do so on a timely basis, or that DTC will serve and act in the manner described in this prospectus. Beneficial owners should make appropriate arrangements with their broker or dealer regarding distribution of information regarding the new notes that may be transmitted by or through DTC.

         Procedures for DTC and Cross Market Transfer. Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Banking will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Banking participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream Banking, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream Banking, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream Banking, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Euroclear participants and Clearstream Banking participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Banking.

         Because of time zone differences, the new notes account of a Euroclear or Clearstream Banking participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream Banking participant, during the new notes settlement processing day (which must be a business day for Euroclear and Clearstream Banking) immediately following the settlement

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

date of DTC. Cash received in Euroclear or Clearstream Banking as a result of sales of interests in a global note by or through a Euroclear or Clearstream Banking participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream Banking cash account only as of the business day for Euroclear or Clearstream Banking following DTC's settlement date.

         Although DTC, Euroclear and Clearstream Banking have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

         The following is a general discussion of certain United States federal income tax consequences associated with the exchange of old notes for new notes and the beneficial ownership and disposition of the new notes.

         This discussion is based on the Code, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion only addresses tax considerations for beneficial owners of the notes that hold the notes as "capital assets," within the meaning of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to specific beneficial owners of the notes in light of their particular circumstances or to beneficial owners of the notes subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, expatriates, partnerships or other pass-through entities, persons who hold their notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons deemed to sell the notes under the constructive sale provisions of the Code). This discussion does not address any U.S. state and local or non-U.S. tax considerations relating to the purchase, ownership and disposition of the notes.

         As used in this discussion, the term "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

         -        an individual who is a citizen or resident of the U.S.;

         - a corporation created or organized in or under the laws of the U.S. or of any State or political subdivision thereof or therein, including the District of Columbia;

         - an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

         - a trust with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

         The term "Non-U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes, a nonresident alien or a corporation, trust or estate that is not a U.S. Holder. Purchasers of notes that are partnerships or that would hold the notes through a partnership or similar pass-through entity should consult their tax advisors regarding the U.S. federal income tax consequences to them of holding the notes.

EXCHANGE OF NOTES

         The exchange of new notes for old notes pursuant to this exchange offer will not constitute a taxable event for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by a holder of an old note upon receipt of a new note. A holder's adjusted tax basis in the new note will be the same as the adjusted tax basis

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

in the old note exchanged therefor. A holder's holding period of the new note will include the holding period of the old note exchanged therefor.

U.S. HOLDERS

   PAYMENT OF INTEREST

         In general, interest payable on a note will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

   MARKET DISCOUNT

         Under the market discount rules of the Code, a U.S. Holder who purchases a note at a market discount will generally be required to treat any gain recognized on the sale, exchange, retirement or other taxable disposition of the note as ordinary income to the extent of the accrued market discount that has not been previously included in income. Market discount is generally defined as the amount by which a U.S. Holder's purchase price for a note is less than the note's stated redemption price at maturity (generally, the note's principal amount) of the note on the date of purchase, subject to a statutory de minimis exception. In general, market discount accrues on a ratable basis over the remaining term of the note unless a U.S. Holder makes an irrevocable election to accrue market discount on a constant yield to maturity basis.

         A U.S. Holder who acquires a note at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry such note until the U.S. Holder disposes of the note in a taxable transaction. A U.S. Holder who has elected under applicable Code provision to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income or to defer any deductions for interest expense under these rules. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS.

         Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under the market discount rules and any other consequences of the market discount rules that may apply to them in particular.

   AMORTIZABLE BOND PREMIUM

         A U.S. Holder who purchases a note for an amount in excess of its principal amount will be considered to have purchased the note at a premium. A U.S. Holder may elect to amortize the premium over the remaining term of the note on a constant yield method. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the note. A U.S. Holder who elects to amortize the premium on a note must reduce its tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS. Bond premium on a note held by a U.S. Holder who does not make such an election will decrease the capital gain or increase the capital loss otherwise recognized on the disposition of the note.

   SALE, EXCHANGE, RETIREMENT OR OTHER DISPOSITION OF THE NOTES

         Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued and unpaid interest, which will be taxable as interest income (as described above)) and such U.S. Holder's adjusted tax basis in the note. Subject to the market discount rules summarized above, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder's holding period for the note

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

is more than one year. Long-term capital gains recognized by an individual or non-corporate U.S. Holder are generally subject to a reduced U.S. federal income tax rate. Capital losses are subject to limits on deductibility.

   INFORMATION REPORTING AND BACKUP WITHHOLDING

         In general, payments made on the notes and proceeds from the sale or other disposition of the notes may be subject to backup withholding, currently at a rate of 28% (increased to 31% beginning in 2011). In general, backup withholding will apply to a non-corporate U.S. Holder if such U.S. Holder:

         - fails to furnish, under penalties of perjury, its Taxpayer Identification Number, or TIN (which for an individual is the holder's Social Security number);

         -        furnishes an incorrect TIN;

         - is notified by the IRS that it has failed to properly report payments of interest and dividends; or

         - under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and is a U.S. person and has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, or otherwise fails to comply with applicable requirements of the backup withholding rules.

         Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

         A U.S. Holder will also be subject to information reporting with respect to payments on the notes and proceeds from the sale or other disposition of the notes, unless such U.S. Holder is a corporation or other exempt recipient and appropriately establishes an exemption.

NON-U.S. HOLDERS

         For purposes of the following discussion, interest on the notes, and gain on the sale, exchange, retirement or other disposition of the notes, will be considered "U.S. trade or business income" of a Non-U.S. Holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder.

   PAYMENT OF INTEREST

         Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest paid on the notes if the interest qualifies for the "portfolio interest exemption." This will be the case if each of the following requirements is satisfied:

         -        the interest is not U.S. trade or business income;

         - the Non-U.S. Holder does not actually or constructively own 10% or more of the voting stock of the issuer;

         - the Non-U.S. Holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to the issuer; and

         - the Non-U.S. Holder provides the withholding agent with the appropriate certification.

         The certification requirement generally will be satisfied if the Non-U.S. Holder provides the withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among

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

other things, that the Non-U.S. Holder is not a U.S. person. Non-U.S. Holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

         If the portfolio interest exemption is not satisfied with respect to a Non-U.S. Holder, a 30% withholding tax will apply to interest paid on the notes to such Non-U.S. Holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form). Alternatively, an exemption applies if the interest is U.S. trade or business income and the Non-U.S. Holder provides an appropriate statement to that effect on IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to any such U.S. trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

   SALE, EXCHANGE, RETIREMENT OR OTHER DISPOSITION OF THE NOTES

         Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note, unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met or (ii) the gain is U.S. trade or business income. If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the note) exceed capital losses allocable to U.S. sources. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to gain that is U.S. trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

   INFORMATION REPORTING AND BACKUP WITHHOLDING

         Certain Non-U.S. Holders may be subject to information reporting and backup withholding with respect to interest payments on the notes. Treasury regulations provide that such information reporting and backup withholding generally will not apply to interest payments on the notes to a Non-U.S. Holder if such Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

         Additional information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note (including a redemption) by a Non-U.S. Holder are as follows:

         - If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

         - If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a "U.S. related person"), they will not be subject to information reporting or backup withholding.

         - If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person, they generally will be subject to information reporting (but not backup withholding) unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

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

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

         In addition to the foregoing, the amount of interest paid on or with respect to the notes held by each Non-U.S. Holder during each calendar year and the amount of tax, if any, withheld from such payments must be reported to such Non-U.S. Holder and the IRS. Copies of the information returns reporting such interest and withholding also may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND TAX SITUATION. A HOLDER SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

         Based on interpretations by the Staff in no-action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for old notes if:

         - you acquire such new notes in the ordinary course of your business, and

         - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

         We believe that you may not transfer new notes issued in the exchange offer in exchange for old notes if you are:

         - our affiliate within the meaning of Rule 405 under the Securities Act of 1933,

         - a broker-dealer that acquired old notes directly from us or one of our affiliates, or

         - a broker-dealer that acquired old notes as a result of market-making or other trading activities without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933.

         The information described above concerning interpretations of and positions taken by the Staff is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

         If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer--Your Representations to Us" and in the letter of transmittal. In addition, if a broker-dealer receives new notes for its own account in exchange for old notes that it acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such new notes. A broker-dealer may use this prospectus, as we may amend or supplement it, in connection with these resales. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection
with any such resale. In addition, until    , 200 , all dealers effecting
transactions in the new notes may be required to deliver a prospectus.

         We will not receive any proceeds from any sale of the new notes by broker-dealers. New notes that broker-dealers receive for their own account in the exchange offer may be sold from time to time:

         -        in one or more transactions in the over-the-counter market,

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

         -        in negotiated transactions,

         -        through the writing of options on the new notes, or

         -        through a combination of such methods of resale,

at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of new notes. Any broker-dealer that resells new notes that it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on any such resale of new notes and any commission or concessions that these persons receive may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

         For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the noteholders, other than commissions or concessions of any brokers or dealers. We will indemnify the noteholders, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act of 1933.

                              TRANSFER RESTRICTIONS

         The old notes were not registered under the Securities Act of 1933. Accordingly, we offered and sold the old notes only in private sales exempt from or not subject to the registration requirements of the Securities Act of 1933:

         - to qualified institutional buyers under Rule 144A under the Securities Act of 1933, or

         - to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act of 1933.

         You may not offer or sell those old notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act of 1933 registration requirements.

                                  LEGAL MATTERS

         The validity of the new notes will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

                                     EXPERTS

         The consolidated financial statements of CERC and its subsidiaries as of December 31, 2001 and 2002, and for each of the three years in the period ended December 31, 2002, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in CERC's method of accounting for goodwill and certain intangible assets pursuant to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), which is incorporated herein by reference from CERC's Current Report on Form 8-K filed on June 16, 2003, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the periodic reporting and informational requirements of the Securities Exchange Act of 1934, as amended. You may read and copy any document we file with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov.

         We are "incorporating by reference" into this prospectus information we file with the SEC. This means we are disclosing important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus. Information that we file later with the SEC that is deemed incorporated by reference into this prospectus (but not information filed with or furnished to the SEC and not deemed incorporated) will automatically update and supersede information previously included.

         We are incorporating by reference into this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until the date the offering made in this prospectus terminates. The documents we incorporate by reference are:

         - our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (referred to in this prospectus as our "2002 Form 10-K");

         -        our Current Reports on Form 8-K dated March 18, 2003 and April
                  7, 2003;

         - our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2003;

         - our Current Report on Form 8-K dated June 16, 2003 (referred to in this prospectus as our "June 16, 2003 Form 8-K");

         - our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003 (referred to in this prospectus as our "Second Quarter 2003 Form 10-Q"); and

         -        our Current Report on Form 8-K dated September 15, 2003.

         Our June 16, 2003 Form 8-K contains "Management's Narrative Analysis of the Results of Operations" and "Financial Statements and Supplementary Data of the Company" from our 2002 Form 10-K with revisions to give effect to certain accounting policies as described in our June 16, 2003 Form 8-K.

         You may also obtain a copy of our filings with the SEC at no cost, by writing to or telephoning us at the following address:

                       CenterPoint Energy Resources Corp.
                          c/o CenterPoint Energy, Inc.
                             Attn: Investor Services
                                  P.O. Box 4567
                            Houston, Texas 77210-4567
                                 (713) 207-1111

         This prospectus is part of a registration statement we have filed with the SEC relating to the new notes. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement and the exhibits and schedules for more information about us and the new notes.

                                  $762,000,000

                       CENTERPOINT ENERGY RESOURCES CORP.

                                OFFER TO EXCHANGE

                     7.875% SENIOR NOTES DUE 2013, SERIES B

                               FOR ALL OUTSTANDING

                     7.875% SENIOR NOTES DUE 2013, SERIES A

                                   PROSPECTUS

                                                , 2003

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of Delaware (the "DGCL") gives corporations the power to indemnify officers and directors under certain circumstances.

         Article V of the By-Laws of CenterPoint Energy Resources Corp. (the "Company") provides for indemnification of officers and directors to the extent permitted by the DGCL. The Company also has policies insuring its officers and directors against certain liabilities for action taken in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

         Article Ninth of the Company's Certificate of Incorporation adopted the provision of Delaware law limiting or eliminating the potential monetary liability of directors to the Company or its stockholders for breaches of a director's fiduciary duty of care. However, the provision does not limit or eliminate the liability of a director for disloyalty to the Company or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under section 174 of the DGCL.

         Article Ninth of the Company's Certificate of Incorporation also provides that if the DGCL is subsequently amended to authorize further limitation or elimination of the liability of directors, such subsequent limitation or elimination of director's liability will be automatically implemented without further stockholder action. Furthermore, repeal or modification of the terms of Article Ninth will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

         See "Item 22. Undertakings" for a description of the SEC's position regarding the indemnification of directors and officers for liabilities arising under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)      Exhibits

         The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are indicated below.

                                INDEX TO EXHIBITS

                                                                      REPORT OR        SEC FILE OR
EXHIBIT                                                             REGISTRATION       REGISTRATION     EXHIBIT
NUMBER                    DOCUMENT DESCRIPTION                        STATEMENT         STATEMENT      REFERENCE
--------  ------------------------------------------------    -----------------------  ------------   -----------
 3.1      -- Certificate of Incorporation of RERC Corp.       The Company's Form          1-13265        3(a)(1)
                                                              10-K for the year
                                                              ended December 31, 1997

 3.2      -- Certificate of Merger merging former NorAm       The Company's Form          1-13265        3(a)(2)
             Energy Corp. with and into HIMerger, Inc.        10-K for the year
             dated August 6, 1997                             ended December 31, 1997

  3.3     -- Certificate of Amendment changing the name to    The Company's Form         1-13265         3(a)(3)
             Reliant Energy Resources Corp.                   10-K for the year
                                                              ended December 31, 1998

  3.4     -- Certificate of Amendment changing the name to    The Company's Form         1-13265         3(a)(4)
             CenterPoint Energy Resources Corp.               10-Q for the
                                                              quarterly period
                                                              ended June 30, 2003

  3.5     -- Bylaws of Reliant Energy Resources Corp.         The Company's Form         1-13265         3(b)
                                                              10-K for the year
                                                              ended December 30, 1997

  4.1     -- Indenture dated as of February 1, 1998           The Company's Form         1-13265           4.1
             between the Company and JPMorgan Chase Bank      8-K dated February
             (formerly Chase Bank of Texas, National          5, 1998
             Association), as trustee

  4.2     -- Supplemental Indenture No. 5, dated as of        The Company's Form         1-13265           4.1
             March 25, 2003, between the Company and          8-K dated March 18,
             JPMorgan Chase Bank                              2003

  4.3     -- Supplemental Indenture No. 6, dated as of        The Company's Form         1-13265           4.2
             April 14, 2003, between the Company and          8-K dated April 7,
             JPMorgan Chase Bank                              2003

  4.4     -- Registration Rights Agreement dated March 18,    The Company's Form         1-13265          4(h)
             2003 by and between the Company and Salomon      10-Q for the
             Smith Barney Inc., Wachovia Securities,          quarterly period
             Inc. and Banc One Capital Markets, Inc.          ended June 30, 2003
             relating to $650 million principal amount
             of the Company's 7.875% Senior Notes due
             2013, Series A

  4.5     -- Registration Rights Agreement dated April 7,     The Company's Form         1-13265          4(i)
             2003 by and between the Company and              10-Q for the
             Citigroup Global Markets Inc. and Credit         quarterly period
             Suisse First Boston LLC relating to $112         ended June 30, 2003
             million principal amount of the Company's
             7.875% Senior Notes due 2013, Series A

  4.6     -- Form of Note of the Company's 7.875% Senior
             Notes due 2013, Series B (included in Exhibit
             A to Exhibit 4.2)

 *5.1     -- Opinion of Baker Botts L.L.P.

 12.1     -- Statement Regarding Computation of Ratios for
             the six-month periods ended June 30, 2002
             and 2003

 12.2     -- Statement Regarding Computation of Ratios for    The Company's Form         1-13265           12
             the twelve-month periods ended December 31,      10-K for the year
             2002.                                            ended December 31, 2002

 23.1     -- Consent of Deloitte & Touche LLP

*23.2     -- Consent of Baker Botts L.L.P. (contained in
             Exhibit 5.1)

 24.1     -- Power of Attorney (included on the signature
             page of the Registration Statement)

*25.1     -- Statement of Eligibility and Qualifications
             under the Trust Indenture Act of 1939, as
             amended, of JPMorgan Chase Bank (formerly
             Chase Bank of Texas, National Association),
             as trustee under the Indenture, on Form T-1

*99.1     -- Form of Letter of Transmittal

*99.2     -- Form of Notice of Guaranteed Delivery

*99.3     -- Form of Letter to Depository Trust Company
             Participants

*99.4     -- Form of Letter to Clients

-------------
* To be filed by amendment.

         (b)      Financial Statement Schedules

         Not applicable.

ITEM 22. UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                  Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on September 18, 2003.

                                          CENTERPOINT ENERGY RESOURCES CORP.
                                                     (Registrant)

                                      By:     /s/ David M. McClanahan
                                          --------------------------------------
                                          David M. McClanahan
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. McClanahan, Scott E. Rozzell and Rufus S. Scott, and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform in the name and on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         SIGNATURE                                 TITLE                               DATE
         ---------                                 -----                               ----
/s/ David M. McClanahan            President, Chief Executive Officer and        September 18, 2003
-------------------------------      Director (Principal Executive Officer
     David M. McClanahan             and Sole Director)

/s/ Gary L. Whitlock               Executive Vice President and Chief            September 18, 2003
-------------------------------      Financial Officer (Principal Financial
     Gary L. Whitlock                Officer)

/s/ James S. Brian                 Senior Vice President and Chief               September 18, 2003
-------------------------------      Accounting Officer (Principal
     James S. Brian                  Accounting Officer)

                                INDEX TO EXHIBITS

                                                                      REPORT OR        SEC FILE OR
EXHIBIT                                                             REGISTRATION       REGISTRATION     EXHIBIT
NUMBER                    DOCUMENT DESCRIPTION                        STATEMENT         STATEMENT      REFERENCE
--------  ------------------------------------------------    -----------------------  ------------   -----------

  3.1     -- Certificate of Incorporation of RERC Corp.       The Company's Form          1-13265       3(a)(1)
                                                              10-K for the year
                                                              ended December 31, 1997

  3.2     -- Certificate of Merger merging former NorAm       The Company's Form          1-13625       3(a)(2)
             Energy Corp. with and into HIMerger, Inc.        10-K for the year
             dated August 6, 1997                             ended December 31, 1997

  3.3     -- Certificate of Amendment changing the name to    The Company's Form          1-13265       3(a)(3)
             Reliant Energy Resources Corp.                   10-K for the year
                                                              ended December 31, 1998

  3.4     -- Certificate of Amendment changing the name to    The Company's Form          1-13265       3(a)(4)
             CenterPoint Energy Resources Corp.               10-Q for the
                                                              quarterly period
                                                              ended June 30, 2003

  3.5     -- Bylaws of Reliant Energy Resources Corp.         The Company's Form          1-13265        3(b)
                                                              10-K for the year
                                                              ended December 30, 1997

  4.1     -- Indenture dated as of February 1, 1998           The Company's Form          1-13265          4.1
             between the Company and JPMorgan Chase Bank      8-K dated February
             (formerly Chase Bank of Texas, National          5, 1998
             Association), as trustee

  4.2     -- Supplemental Indenture No. 5, dated as of        The Company's Form          1-13265          4.1
             March 25, 2003, between the Company and          8-K dated March 18,
             JPMorgan Chase Bank                              2003

  4.3     -- Supplemental Indenture No. 6, dated as of        The Company's Form          1-13265          4.2
             April 14, 2003, between the Company and          8-K dated April 7,
             JPMorgan Chase Bank                              2003

  4.4     -- Registration Rights Agreement dated March 18,    The Company's Form          1-13265         4(h)
             2003 by and between the Company and Salomon      10-Q for the
             Smith Barney Inc., Wachovia Securities,          quarterly period
             Inc. and Banc One Capital Markets, Inc.          ended June 30, 2003
             relating to $650 million principal amount
             of the Company's 7.875% Senior Notes due
             2013, Series A

  4.5     -- Registration Rights Agreement dated April 7,     The Company's Form          1-13265          4(i)
             2003 by and between the Company and              10-Q for the
             Citigroup Global Markets Inc. and Credit         quarterly period
             Suisse First Boston LLC relating to $112         ended June 30, 2003
             million principal amount of the Company's
             7.875% Senior Notes due 2013, Series A

  4.6     -- Form of Note of the Company's 7.875% Senior
             Notes due 2013, Series B (included in Exhibit
             A to Exhibit 4.2)

 *5.1     -- Opinion of Baker Botts L.L.P.

 12.1     -- Statement Regarding Computation of Ratios for
             the six-month periods ended June 30, 2002
             and 2003

 12.2     -- Statement Regarding Computation of Ratios for    The Company's Form           1-13265           12
             the twelve-month periods ended December 31,      10-K for the year
             2002.                                            ended December 31, 2002

 23.1     -- Consent of Deloitte & Touche LLP

*23.2     -- Consent of Baker Botts L.L.P. (contained in
             Exhibit 5.1)

 24.1     -- Power of Attorney (included on the signature
             page of the Registration Statement)

*25.1     -- Statement of Eligibility and Qualifications
             under the Trust Indenture Act of 1939, as
             amended, of JPMorgan Chase Bank (formerly
             Chase Bank of Texas, National Association),
             as trustee under the Indenture, on Form T-1

*99.1     -- Form of Letter of Transmittal

*99.2     -- Form of Notice of Guaranteed Delivery

*99.3     -- Form of Letter to Depository Trust Company
             Participants

*99.4     -- Form of Letter to Clients

-------------
* To be filed by amendment.